SCHEDULE 14A
(RULE 14A 101)
INFORMATION REQUIRED IN PROXY STATEMENT
SCHEDULE 14A INFORMATION
PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
EXCHANGE ACT OF 1934 (AMENDMENT NO. ___)
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☒	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material under Rule 14a-12

Transcept Pharmaceuticals, Inc.
(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)
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NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
July 1, 2014

To Our Stockholders:
NOTICE IS HEREBY GIVEN that the Annual Meeting of Stockholders of Transcept Pharmaceuticals, Inc., a Delaware corporation, will be held on Tuesday, July 1, 2014, at 8:30 a.m., local time, at our office located at 1003 West Cutting Blvd., Suite 110, Point Richmond, California 94804, for the following purposes:

1.	To elect Matthew M. Loar, Jake R. Nunn and Glenn A. Oclassen as Class II Directors to serve for three-year terms and until their successors are duly elected and qualified;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014;

3.	To approve the Tax Benefit Preservation Plan;

4.	To consider an advisory vote to approve executive compensation; and

5.	To transact such other business as may properly be brought before the meeting and any postponement or adjournment thereof.
The foregoing items of business are more fully described in the proxy statement accompanying this notice.
Only stockholders of record at the close of business on May 15, 2014 are entitled to notice of, to vote at, and to attend the meeting.

By Order of the Board of Directors,

Alan Mendelson
Secretary

Point Richmond, California
May 27, 2014

YOUR VOTE IS IMPORTANT
     THIS PROXY STATEMENT IS FURNISHED IN CONNECTION WITH THE SOLICITATION OF PROXIES BY TRANSCEPT PHARMACEUTICALS, INC., ON BEHALF OF ITS BOARD OF DIRECTORS, FOR THE 2014 ANNUAL MEETING OF STOCKHOLDERS. THE PROXY STATEMENT AND THE RELATED PROXY FORM ARE BEING DISTRIBUTED ON OR ABOUT JUNE 2, 2014. YOU CAN VOTE YOUR SHARES USING ANY ONE OF THE FOLLOWING METHODS:

• COMPLETE AND RETURN A WRITTEN PROXY CARD
• FOLLOW INSTRUCTIONS WITH OR ON YOUR PROXY CARD FOR TELEPHONE VOTING
• FOLLOW INSTRUCTIONS WITH OR ON YOUR PROXY CARD FOR INTERNET VOTING
• ATTEND THE COMPANY'S 2014 ANNUAL MEETING OF STOCKHOLDERS AND VOTE
     TELEPHONE AND INTERNET VOTING MAY NOT BE AVAILABLE TO ALL STOCKHOLDERS. ALL STOCKHOLDERS ARE CORDIALLY INVITED TO ATTEND THE MEETING. HOWEVER, TO ENSURE YOUR REPRESENTATION AT THE MEETING, YOU ARE URGED TO VOTE IN ADVANCE AS PROMPTLY AS POSSIBLE BY COMPLETING AND RETURNING THE ENCLOSED PROXY CARD OR VOTING BY TELEPHONE OR THROUGH THE INTERNET. SIGNING AND RETURNING THE PROXY CARD OR SUBMITTING A PROXY THROUGH THE INTERNET OR BY TELEPHONE DOES NOT AFFECT THE RIGHT TO VOTE IN PERSON AT THE ANNUAL MEETING. ANY STOCKHOLDER ATTENDING THE MEETING MAY CHANGE THEIR VOTE EVEN IF HE OR SHE HAS PREVIOUSLY SUBMITTED A VOTE.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY
MATERIALS FOR THE STOCKHOLDER MEETING TO BE HELD JULY 1, 2014:
Our proxy statement, form of proxy card, and Annual Report on Form 10-K are available at: www.transcept.com under the heading "Investors" and the subheading "Proxy Materials."

TRANSCEPT PHARMACEUTICALS, INC.
1003 West Cutting Blvd., Suite 110
Point Richmond, California 94804
PROXY STATEMENT FOR ANNUAL MEETING OF STOCKHOLDERS
To Be Held on Tuesday, July 1, 2014
INFORMATION CONCERNING SOLICITATION AND VOTING
General
Your proxy is solicited on behalf of the Board of Directors (the “Board of Directors” or the Board) of Transcept Pharmaceuticals, Inc. for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at 1003 West Cutting Blvd., Suite 110, Point Richmond, California 94804, on Tuesday, July 1, 2014, at 8:30 a.m., local time, and any postponement or adjournment thereof, for the purposes set forth herein and in the accompanying Notice of Annual Meeting of Stockholders. Our principal executive offices are located at the address listed at the top of this page and our main telephone number is (510) 215-3500.
Our Annual Report on Form 10-K, containing financial statements for the year ended December 31, 2013, is being mailed together with this proxy statement and the accompanying proxy card to all stockholders entitled to vote at the Annual Meeting.
WE WILL PROVIDE WITHOUT CHARGE TO ANY STOCKHOLDER SOLICITED BY THESE PROXY SOLICITATION MATERIALS A COPY OF OUR ANNUAL REPORT ON FORM 10-K FOR THE YEAR ENDED DECEMBER 31, 2013, TOGETHER WITH THE FINANCIAL STATEMENTS REQUIRED TO BE FILED WITH THE ANNUAL REPORT BUT EXCLUDING EXHIBITS TO THE ANNUAL REPORT. EXHIBITS TO THE ANNUAL REPORT ON FORM 10-K ARE AVAILABLE UPON PAYMENT OF A REASONABLE FEE, WHICH IS LIMITED TO OUR EXPENSES IN FURNISHING THE REQUESTED EXHIBITS. ALL REQUESTS FOR THE MATERIALS DESCRIBED IN THIS PARAGRAPH MUST BE MADE IN WRITING TO TRANSCEPT PHARMACEUTICALS, INC., 1003 WEST CUTTING BLVD., SUITE 110, POINT RICHMOND, CALIFORNIA 94804, ATTENTION: INVESTOR RELATIONS.
Record Date and Share Ownership
Stockholders of record at the close of business on May 15, 2014 (the “Record Date”) are entitled to notice of, to vote at, and to attend the Annual Meeting and any postponement or adjournment thereof. Transcept has one series of common shares issued and outstanding, designated as common stock, $0.001 par value per share (the “Common Stock”), one series of undesignated preferred stock, $0.001 par value per share (the “Undesignated Preferred Stock”), and one series of Series A Junior participating preferred stock (the "Series A Preferred Stock"). As of the Record Date, (i) 100,000,000 shares of Common Stock were authorized and 18,855,158 shares were issued and outstanding, (ii) 4,000,000 shares of Undesignated Preferred Stock were authorized and none were issued or outstanding, and (iii) 1,000,000 shares of Series A Preferred Stock were authorized and none were issued or outstanding.
Revocability of Proxies
Any proxy given pursuant to this solicitation may be revoked by the person giving it at any time before its use by either:

•	Delivering to Transcept at its principal offices (Attn: Secretary) a written notice of revocation or a duly executed proxy bearing a later date, or

•	Attending the Annual Meeting and voting in person.
Solicitation of Proxies
We are making this solicitation and will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this proxy statement, the proxy card and any additional information furnished to our stockholders. Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of our Common Stock beneficially owned by others to forward to such beneficial owners. We may reimburse persons representing beneficial owners of Common Stock for their costs of forwarding solicitation materials to such beneficial owners. Proxies may be solicited by our directors, officers and regular employees, without additional compensation, personally or by telephone or facsimile.
Voting; Quorum; Abstentions; Broker Non-Votes
On all matters, each share has one vote. Votes cast by proxy or in person at the Annual Meeting (“Votes Cast”) will be tabulated by the Inspector of Elections (the “Inspector”) who will be a representative from American Stock Transfer & Trust Company, LLC, our transfer agent and registrar. The Inspector will also determine whether or not a quorum is present. A quorum must be present at a meeting of stockholders for a vote to be valid. In general, Delaware law and our bylaws provide that a quorum consists of a majority of shares entitled to vote and present or represented by proxy at a meeting of stockholders.
Proposal 1. Directors will be elected by a plurality vote of the shares entitled to vote and present, in person or represented by proxy, at the Annual Meeting, such that the candidates receiving the highest number of affirmative votes of shares represented and voting on the Class II Directors at the Annual Meeting will be elected as directors.
Proposal 2. The proposal to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014 requires the affirmative vote of a majority of shares entitled to vote and present, in person or represented by proxy, at the Annual Meeting. Ratification of the selection of Ernst & Young LLP is considered a routine matter on which a broker or other nominee is empowered to vote. As a result, we do not expect that any broker non-votes will result from this proposal.
Proposal 3. The proposal to approve the Tax Benefit Preservation Plan requires the affirmative vote of a majority of the shares entitled to vote and present, in person or represented by proxy, at the Annual Meeting.
Proposal 4. The advisory vote to approve executive compensation requires the affirmative vote of a majority of the shares entitled to vote and present, in person or represented by proxy, at the Annual Meeting. This vote is only advisory and will not be binding on Transcept.
The Inspector will treat shares that are voted WITHHELD or ABSTAIN as being present and entitled to vote for purposes of determining the presence of a quorum. ABSTAIN votes will be treated as Votes Cast against Proposal Nos. 2, 3 and 4. When proxies are properly dated, executed and returned, the shares represented by such proxies will be voted at the Annual Meeting in accordance with the instructions of the stockholder. If no specific instructions are given, the shares will be voted:

•	FOR the election of the nominees for director set forth herein;

•	FOR the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for the year ending December 31, 2014;

•	FOR the approval of the Tax Benefit Preservation Plan; and

•	FOR the advisory vote to approve executive compensation.
The person named in the enclosed proxy form may vote in his own discretion upon such other business as may properly come before the Annual Meeting or any postponement or adjournment thereof.
If a broker indicates on the enclosed proxy or its substitute that such broker does not have discretionary authority as to certain shares to vote on a particular matter (“broker non-votes”), those shares will be considered as present with respect to establishing a quorum for the transaction of business. Broker non-votes with respect to proposals set forth in this proxy statement will not be considered “Votes Cast” and, accordingly, will not affect the determination as to whether the requisite threshold of Votes Cast has been obtained with respect to a particular matter. We believe that the tabulation procedures to be followed by the Inspector are consistent with the general statutory requirements in Delaware concerning voting of shares and determination of a quorum.

Deadline for Receipt of Stockholder Proposals
Stockholders are entitled to present proposals for action at a forthcoming meeting if they comply with the requirements of our bylaws and the rules established by the Securities and Exchange Commission (the “SEC”), under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). Under these requirements, proposals from our stockholders that are intended to be presented by such stockholders at our 2015 annual meeting of stockholders must be addressed to the Secretary and received in writing at Transcept no later than February 4, 2015, unless the date of the 2015 annual meeting of stockholders is more than 30 days before or after July 1, 2015, in which case the deadline is a reasonable time before Transcept begins to print and send its proxy materials. If you wish to submit a proposal that is not to be included in our proxy materials for next year’s annual meeting pursuant to the SEC’s shareholder proposal procedures or to nominate a director, you must do so no later than February 4, 2015; provided that if the date of that annual meeting is more than 30 days before or after July 1, 2015, you must give notice not later than the 120th day prior to the annual meeting date and, if later, the 10th day following the day on which public disclosure of the annual meeting date is first made.
Voting Through the Internet or by Telephone
Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. Many banks and brokerage firms participate in the Broadridge Financial Solutions, Inc. online and telephone program. This program provides eligible stockholders the opportunity to vote through the Internet or by telephone. Voting forms will provide instructions for stockholders whose banks or brokerage firms participate in Broadridge’s online and telephone program.
Registered stockholders may vote electronically through the Internet or by telephone by following the instructions included with their proxy card. A stockholder not wishing to vote electronically through the Internet or by telephone or whose form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy through the Internet or by telephone does not affect the right to vote in person at the Annual Meeting.
The telephone and Internet proxy granting procedures are designed to authenticate stockholders’ identities, to allow stockholders to give their proxy granting instructions and to confirm that stockholders’ instructions have been recorded properly. Stockholders granting proxies through the Internet should understand that there may be costs associated with electronic access, such as usage charges from Internet access providers and telephone companies that must be borne by the stockholder.
Telephone and Internet voting may not be available to all stockholders. If instructions for Internet or telephone voting are not included with your proxy materials, please vote by submitting a written proxy card in the envelope provided.
Internet Availability of Proxy and Other Materials
This proxy statement, the form of proxy card and our Annual Report on Form 10-K are available on our website www.transcept.com under the heading “Investors” and the subheading “Proxy Materials.”
How to Obtain Directions to Location of Annual Meeting of Stockholders
Our Annual Meeting of Stockholders is being held at the time and place set forth above under the heading “General.” If you would like to attend the Annual Meeting to vote your shares in person, you can obtain directions to the Annual Meeting on our website www.transcept.com under the heading “Contact Us.”
Other General Information
On January 30, 2009, Novacea, Inc. completed a reverse merger with Transcept Pharmaceuticals, Inc., a privately held company that is referred to in this proxy statement as TPI. As part of the merger the resulting combined company changed its name to Transcept Pharmaceuticals, Inc. and continued the business of TPI as the principal business of the combined entity. In this proxy statement, references to “Novacea” mean Novacea, Inc. prior to the merger and references to “Transcept,” “we,” “our” and “us” mean Transcept Pharmaceuticals, Inc., the publicly-traded combined company resulting from the merger and, as successor to the business of TPI, includes activities taking place with respect to the business of TPI prior to the merger of TPI and Novacea, as applicable.

MATTERS TO BE CONSIDERED AT THE 2014 ANNUAL MEETING
PROPOSAL 1
ELECTION OF CLASS II DIRECTORS
Classified Board
Our Board of Directors currently has seven authorized directors and consists of seven members. The Board of Directors is divided into three classes of directors whose terms expire on a staggered basis at annual stockholder meetings over a three-year period. This structure is commonly referred to as a staggered board. At each annual meeting of stockholders, the successors to directors whose terms will then expire will be elected to serve from the time of election and qualification until the third annual meeting following election and until their respective successors have been duly elected and qualified. The three classes are currently comprised of the following directors:

•
Class I consists of Frederick J. Ruegsegger and Thomas J. Dietz, each of whom was elected to serve until the 2016 Annual Meeting of Stockholders and until their respective successor has been duly elected and qualified;

•
Class II consists of Matthew M. Loar, Jake R. Nunn and Glenn A. Oclassen. Messrs. Nunn and Oclassen were elected to serve until the 2014 Annual Meeting of Stockholders and until their respective successor has been duly elected and qualified. Mr. Loar was appointed by the Board on December 16, 2013 to serve until the 2014 Annual Meeting of Stockholders and until his respective successor has been duly elected and qualified; and

•
Class III consists of Thomas D. Kiley and G. Kirk Raab, each of whom was elected to serve until the 2015 Annual Meeting of Stockholders and until their respective successor has been duly elected and qualified.

Matthew M. Loar, Jake R. Nunn and Glenn A. Oclassen, the current Class II directors, will stand for re-election at the 2014 Annual Meeting of Stockholders.
Class II Director Nominees
The nominees for Class II directors are as follows:

•	Matthew M. Loar;

•	Jake R. Nunn; and

•	Glenn A. Oclassen.
Biographical information for Messrs. Loar, Nunn and Oclassen can be found below in the “Directors and Executive Officers” section of this proxy statement.
Unless otherwise instructed, the proxy holders will vote the proxies received by them for the nominees named above, who are currently directors of Transcept. Each of the nominees has consented to be named as a nominee in this proxy statement and to continue to serve as a director of Transcept, if elected. If any nominee becomes unable or declines to serve as a director or if additional persons are nominated at the Annual Meeting, the proxy holders intend to vote all proxies received by them in such a manner as will assure the election of the nominees listed above, if possible (or, if new nominees have been designated by the Board of Directors, in such a manner as to elect such nominees), and the specific nominees to be voted for will be determined by the proxy holders.
We are not aware of any reason that the nominees will be unable or will decline to serve as directors. The term of office of the persons elected as a Class II director will continue until our Annual Meeting of Stockholders to be held in 2017 and until a successor has been elected and qualified for such director. A director’s service on the Board may end earlier than the three-year term in the event of the director’s death, resignation or removal. There are no arrangements or understandings between any director or executive officer and any other person pursuant to which he or she is or was to be selected as a director or officer of Transcept.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” THE CLASS II NOMINEES LISTED ABOVE.

PROPOSAL 2
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
The Audit Committee has appointed Ernst & Young LLP, independent registered public accounting firm, to audit our financial statements for the year ending December 31, 2014. Although action by stockholders is not required by law, the Board has determined that it is desirable to request ratification of this appointment by the stockholders. Notwithstanding the appointment or ratification, the Audit Committee, in their discretion, may direct the selection of a new independent registered public accounting firm at any time during the year, if the Audit Committee determines that such a change would be in the best interest of Transcept.
A representative of Ernst & Young LLP is expected to be present at the Annual Meeting and will be afforded the opportunity to make a statement if he or she desires to do so, and is also expected to be available to respond to appropriate questions.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” RATIFICATION OF THE APPOINTMENT OF OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM.
Principal Accountant Fees and Services
Fees and Services
Ernst & Young LLP served as our independent registered public accounting firm for the years ended December 31, 2013 and 2012. Information provided below includes fees for professional services to Transcept for the years ended December 31, 2013 and 2012.

	Years Ended December 31,
	2013	2012
Audit Fees	$348,662	$612,036
Audit-Related Fees	—	—
Tax Fees	—	—
All Other Fees	—	—
Total Fees	$348,662	$612,036

Audit Fees:

2013 and 2012 audit fees include fees for professional services for the audit of the financial statements included in our 2013 and 2012 Annual Reports on Form 10-K, review of financial statements included in the 2013 and 2012 Quarterly Reports on Form 10-Q, fees for review of registration statements, including fees for professional services rendered in connection with the Transcept registration statements on Forms S-3 and S-8, issuance of consents and for services that are normally provided by the independent registered public accounting firm in connection with statutory and regulatory filings or engagements, except those not required by statute or regulation to be included in an audit.

Audit-Related Fees:

There were no audit-related fees incurred during 2013 or 2012.

Tax Fees:

There were no tax fees incurred during 2013 or 2012.

All Other Fees:

Transcept paid no other fees to Ernst & Young LLP during 2013 or 2012.

Pre-Approval of Audit and Non-Audit Services
All auditing services and non-audit services provided to us by our independent registered public accounting firm are required to be pre-approved by the Audit Committee. Ernst & Young LLP did not provide any audit-related, tax and other services in 2013 and 2012. The pre-approval of non-audit services to be provided by Ernst & Young LLP includes making a determination that the provision of the services is compatible with maintaining the independence of Ernst & Young LLP as an independent registered public accounting firm and would be approved in accordance with SEC rules for maintaining auditor independence. None of the fees outlined above were approved using the “de minimis exception” under SEC rules.
Report of the Audit Committee of the Board of Directors
The Audit Committee has reviewed and discussed with management and Ernst & Young LLP, our independent registered public accounting firm, the audited consolidated financial statements in the Transcept Annual Report on Form 10-K for the year ended December 31, 2013. The Audit Committee has also discussed with Ernst & Young LLP those matters required to be discussed by the statement on Auditing Standards No. 61, as amended (AICPA, Professional Standard, Vol. 1. AU section 380), as adopted by the Public Company Accounting Oversight Board (the “PCAOB”) in Rule 3200T.
Ernst & Young LLP also provided the Audit Committee with the written disclosures and the letter required by the applicable requirements of the PCAOB regarding the independent auditor’s communication with the Audit Committee concerning independence. The Audit Committee has discussed with the registered public accounting firm their independence from our company.
Based on its discussions with management and the registered public accounting firm, and its review of the representations and information provided by management and the registered public accounting firm, including as set forth above, the Audit Committee recommended to our board of directors that the audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013.
Respectfully Submitted by:
MEMBERS OF THE AUDIT COMMITTEE
Frederick J. Ruegsegger, Audit Committee Chairman
Thomas J. Dietz
G. Kirk Raab
Dated: March 12, 2014
The information contained above under the caption “Report of the Audit Committee of the Board of Directors” shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.

PROPOSAL 3
APPROVAL OF THE TAX BENEFIT PRESERVATION PLAN
In September 2013, our Board adopted a tax benefit preservation plan (the “Tax Benefit Preservation Plan”) to help preserve the value of our net operating losses and other deferred tax benefits. At December 31, 2013, we had cumulative NOLs of approximately $97 million, which NOLs can be utilized in certain circumstances to offset future U.S. taxable income. We believe that these NOLs may have meaningful value to all Transcept stockholders in the future in a number of circumstances, including in connection with a sale or merger of Transcept. In December 2013, our stockholders voted against a proposal advising our Board to eliminate the Tax Benefit Preservation Plan.
The value of the NOLs would be substantially limited if we were to experience an “ownership change” as defined under Section 382 of the Internal Revenue Code. In general, an ownership change would occur if stockholders that own (or are deemed to own) at least five percent or more of the outstanding Transcept Common Stock, on an aggregate basis, increased their cumulative ownership in Transcept by more than 50 percentage points over their lowest cumulative ownership percentage within a rolling three-year period. The Tax Benefit Preservation Plan reduces the likelihood that changes in our investor base would limit future use of its tax benefits, which would significantly impair the value of the benefits to all stockholders. We believe that no ownership change as defined in Section 382 has occurred as of the date of this proxy statement. Accordingly, we believe that the Tax Benefit Preservation Plan is working to support the best interests of all of our stockholders.
The preferred stock purchase rights that were issued pursuant to the Tax Benefit Preservation Plan (the “rights”) will expire on September 12, 2014, unless our stockholders approve the Tax Benefit Preservation Plan prior to that date, in which case the rights will expire on September 12, 2016. The rights may also expire on an earlier date upon the occurrence of certain events, including a determination by our Board that the Tax Benefit Preservation Plan is no longer needed to preserve the tax benefits because of legislative changes, if our Board determines that the tax benefits have been fully used or are no longer available under Section 382, or if an ownership change would not materially impair or limit the tax benefits. The Tax Benefit Preservation Plan was not adopted as an anti-takeover measure, and once the deferred tax assets have been fully used, our Board intends to terminate the Tax Benefit Preservation Plan. The rights may also be redeemed, exchanged or terminated prior to their expiration.
The Tax Benefit Preservation Plan is intended to act as a deterrent to any person acquiring 4.99% or more of the outstanding shares of our Common Stock without the approval of our Board. This protects the NOLs because changes in ownership by a person owning less than 4.99% of our Common Stock are not included in the calculation of “ownership change” for purposes of Section 382 of the Internal Revenue Code. The rights will be exercisable if a person or group, without the approval of our Board, acquires 4.99% or more of our Common Stock. The rights also will be exercisable if a person or group that owned 4.99% or more our Common Stock on September 13, 2013, acquires additional shares (other than as a result of a dividend or a stock split) without Board approval. If the rights become exercisable, all holders of rights, other than the person or group triggering the rights, will be entitled to purchase our Common Stock at a 50% discount. Rights held by the person or group triggering the rights will become void and will not be exercisable. Accordingly, if the rights are exercised, the ownership of the person or group triggering will be diluted.
Adoption of the Tax Benefit Preservation Plan was among multiple actions we took and continue to take to ensure that we are positioned to achieve our strategic objectives. These actions also include engaging Leerink Swann LLC as our financial and strategic advisor; analyzing and meeting with potential merger partners identified by Leerink Swann LLC; analyzing financial and valuation analyses prepared by Leerink Swann LLC; developing and implementing a significant corporate restructuring, including a major workforce reduction and reduction in compensation to certain directors in order to reduce our operating costs; continuing to develop TO-2070, our DHE product candidate for the treatment of acute migraine, through the completion of preclinical safety studies; and continuing to work with Purdue Pharma, our U.S. marketing partner for Intermezzo, to develop and implement strategies to maximize the value of Intermezzo. In light of this strategic plan, we believe that protecting the value of our NOLs is an important component of implementing this plan. Our Board adopted the Tax Benefit Preservation Plan after considering, among other matters, the estimated value of the tax benefits, the potential for diminution upon an ownership change, the risk of an ownership change occurring and input from Leerink Swann LLC, our financial and strategic advisor. The Tax Benefit Preservation Plan is intended to protect these valuable assets for all our stockholders and approval of this Proposal could seriously compromise the value of these assets. IN ORDER TO PROTECT THESE VALUABLE ASSETS, OUR BOARD UNANIMOUSLY RECOMMENDS THAT YOU VOTE “FOR” THIS PROPOSAL.
THE BOARD RECOMMENDS THAT STOCKHOLDERS VOTE
“FOR” APPROVAL OF THE TAX BENEFIT PRESERVATION PLAN.

PROPOSAL 4
ADVISORY VOTE TO APPROVE EXECUTIVE COMPENSATION
Consistent with the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), we are providing our stockholders with an opportunity to indicate whether they support our named executive officer compensation as described in detail in the “Compensation Discussion and Analysis” and the accompanying “Executive Compensation” section of this proxy statement. This non-binding advisory vote, commonly referred to as “say-on-pay,” is not intended to address any specific item of compensation, but instead relates to the “Compensation Discussion and Analysis,” the tabular disclosures regarding named executive officer compensation, and the narrative disclosure accompanying the tabular presentation. We currently conduct advisory votes on executive compensation every three years. These disclosures allow you to view the trends in our executive compensation program and the application of our compensation philosophies for the years presented.
As discussed in detail in the “Compensation Discussion and Analysis” section of this proxy statement, our executive compensation guiding principles and structure are designed to achieve the following primary objectives:

•	Provide competitive compensation to attract, retain and motivate top talent;

•
Foster a collaborative executive team and promote the achievement of annual strategic objectives by linking compensation to the achievement of shared corporate performance goals and individual objectives that support corporate goals; and

•	Align compensation with stockholders and reward the creation of stockholder value.
     The Compensation Committee actively reviews and assesses our executive compensation program in light of the following factors: the highly competitive employment environment in the San Francisco Bay Area, the challenge of recruiting, motivating and retaining executives in an industry with longer business cycles than other commercial industries, and the significant risks associated with success in our industry and evolving compensation governance and best practices. In reconciling these considerations, the Compensation Committee strives to act in the long-term best interests of Transcept and our stockholders and believes that our executive compensation program is strongly aligned with the long-term interests of our stockholders. In determining whether to approve this proposal, the Compensation Committee believes that stockholders should consider the following with respect to 2013 compensation:

•
Independent Compensation Committee appointed by and comprising one of our largest stockholders. Executive compensation is reviewed and established by the Compensation Committee of the Board consisting solely of independent directors. One of our largest stockholders is represented on our current and planned future Compensation Committee and our Board of Directors that appointed the Compensation Committee.

•
No increases to base salaries or cash bonus opportunity. The Board determined not to change named executive officer base salaries for 2013 and determined not to pay any bonus to our named executive officers in 2013. Along with not achieving the threshold corporate goal attainment of 60%, the Board also considered the Company's share price, shareholder dissatisfaction and the Company's inability to come to an agreement with Purdue Pharma about the future of Intermezzo in deciding that no bonus would be paid to our named executive officers.

•
Equity is used as a key component of compensation and aligns our compensation program with the interests of our stockholders. The largest portion of our named executive officers’ 2013 compensation consisted of performance-based equity compensation which provides a direct link between executive compensation and our operational success. In addition to the annual stock option grants, the Board granted stock options in July 2013. The July 2013 stock options were intended to align management and shareholder interests accordingly and to recognize the limited retention value associated with the vast majority of the outstanding stock options with no intrinsic value at that time, especially as Transcept began exploring various strategic alternatives. We believe our approach to equity compensation closely aligns the long-term interests of our executives with those of our stockholders because the executives receiving this element of compensation will only realize a return if our stock price increases over the life of the option. We expect that our stock price will be closely related to the achievement of our corporate goals.

•	No personal benefits. Our named executive officers are eligible for the same benefits as non-executive, salaried employees, and do not receive any personal benefits.

•	No tax gross-ups on compensation. None of our named executive officers receive tax related gross-ups on any element of compensation.

•
Cash severance benefits only payable upon a qualifying termination of employment. Executive officer employment agreements require an actual or constructive termination of employment before any cash benefits are paid.

•	No retirement benefits. We do not offer any pension plans or health benefits during retirement.
We actively monitor our executive compensation practices in light of the industry in which we operate and the marketplace for talent in which we compete. We are focused on compensating our executive officers fairly and in a manner that incentivizes high levels of performance while providing Transcept with tools to attract and retain the best talent.
     For these reasons, the Board recommends that stockholders vote in favor of the following resolution:
     “Resolved, that the stockholders of Transcept approve, on a non-binding advisory basis, the compensation of the named executive officers of Transcept as disclosed in this proxy statement, including the Compensation Discussion and Analysis, the compensation tables and narrative disclosures.”
     Although this vote is advisory and is not binding on us, the Compensation Committee will take into account the outcome of the vote when considering future executive compensation decisions.
THE BOARD RECOMMENDS A VOTE
“FOR” THIS PROPOSAL.

DIRECTORS AND EXECUTIVE OFFICERS
The following table sets forth the ages and present positions for each of our directors and executive officers as of May 27, 2014.

Name	Age	Position
Glenn A. Oclassen (1)	71	President, Chief Executive Officer, Chairman of the Board of Directors, Class II Director
Nikhilesh N. Singh, Ph.D.	55	Senior Vice President, Chief Scientific Officer
John A. Kollins	51	Senior Vice President, Chief Business Officer
Leone D. Patterson	51	Vice President, Chief Financial Officer
Thomas J. Dietz, Ph.D. (2)(3)	50	Class I Director
Thomas D. Kiley (4)	71	Class III Director
Matthew M. Loar (1)	51	Class II Director
Jake R. Nunn (1)(3)	43	Class II Director
G. Kirk Raab (2)(3)	78	Lead Independent Director, Class III Director
Frederick J. Ruegsegger (2)(4)	58	Class I Director

(1)	Nominated for re-election as a Class II director at the Annual Meeting

(2)	Member of the Audit Committee

(3)	Member of the Compensation Committee

(4)	Member of the Nominating and Corporate Governance Committee
There is no family relationship among any of our directors or executive officers. The biographical information with respect to executive officers and directors set forth below has been furnished by the respective individuals.
Glenn A. Oclassen. Mr. Oclassen has served as our President and Chief Executive Officer, and as a director, since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Oclassen served as the President and Chief Executive Officer of TPI and as a member of the TPI board of directors since July 2003. Prior to co-founding TPI, from 1997 to 1999 he was the President and Chief Executive Officer of NextDerm Inc., a dermatology company founded by Mr. Oclassen that was acquired in 1999 by Procyte Corp. From 1986 to 1992, Mr. Oclassen was the Founder, President and Chief Executive Officer of Oclassen Pharmaceuticals, Inc., a dermatologic drug development and marketing company. He served as Chairman from 1992 to February 1997, at which time the company was acquired by Watson Pharmaceuticals, Inc. Mr. Oclassen holds a B.S. in zoology from San Diego State University. We believe Mr. Oclassen’s qualifications to sit on our Board include his pharmaceutical industry experience in multiple capacities from sales and marketing to chief executive positions, including ten years as our President and Chief Executive Officer (inclusive of his service with TPI).
In connection with the restructuring of our Board announced in November 2013, Mr. Oclassen replaced Mr. Raab as Chairman of the Board, effective December 31, 2013.
Nikhilesh N. Singh, Ph.D. Dr. Singh has served as our Senior Vice President and Chief Scientific Officer since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Dr. Singh served as Senior Vice President and Chief Scientific Officer of TPI since January 2007, and previously served as Vice President and Chief Scientific Officer of TPI from July 2003 to December 2006 and as a member of the TPI board of directors from July 2003 to November 2005. Prior to co-founding TPI, Dr. Singh served in various roles relating to the development, commercialization and marketing of pharmaceutical products at Procter & Gamble Co., a manufacturer of consumer goods and pharmaceuticals, from August 1987 until June 1995, G. D. Searle & Co., a life sciences company that is currently part of Pfizer Inc., from July 1995 until December 1998, and Watson Pharmaceuticals Inc., a pharmaceuticals manufacturer, from January 1999 until October 2001. Dr. Singh holds a B.S. and M.S. in Pharmacy from the University of Bombay, India, and a Ph.D. in Pharmaceutical Sciences from the University of Alberta, Canada.
John A. Kollins. Mr. Kollins has served as our Senior Vice President and Chief Business Officer since June 2012. Prior to that, Mr. Kollins was the managing director and founder of Parnassus Advisors, a life sciences advisory firm, from September 2011 to May 2012 and was a managing director and senior advisor at Locust Walk Partners, a life sciences advisory firm, from December 2009 to September 2011. From March 2007 to October 2009, he served successively as Chief Business Officer, Chief

Operating Officer, and Chief Executive Officer and a director of OXiGENE, a publicly-held biopharmaceutical company. From 2005 to 2007, Mr. Kollins was a consultant to healthcare investment firms and life sciences companies. Mr. Kollins has also served in executive, business development and product management roles at various biopharmaceutical companies, including CovX, Renovis and Elan Pharmaceuticals. Mr. Kollins holds a B.S.E. in mechanical engineering and materials science from Duke University and an M.B.A. from the University of Virginia.
Leone D. Patterson. Ms. Patterson has served as our Vice President and Chief Financial Officer since June 2012. Prior to that, Ms. Patterson was Vice President and Corporate Controller of NetApp, a data storage company, from November 2010 to June 2012. Ms. Patterson was Vice President of Finance at Exelixis, a biotechnology company, from July 2007 to November 2010. Prior to that, Ms. Patterson served as Vice President of Global Business Planning and Analysis of the Vaccines and Diagnostics Division of Novartis AG, a pharmaceutical company, from April 2006 to July 2007. From 1999 to 2006, she held several positions, including Vice President, Corporate Controller at Chiron, a biotechnology company. From 1989 to 1999, Ms. Patterson worked in the audit practice of accounting firm KPMG. Ms. Patterson holds a B.S. in business administration and accounting from Chapman University and an Executive M.B.A. from St. Mary’s College. Ms. Patterson is also a Certified Public Accountant (inactive).
Thomas J. Dietz, Ph.D. Dr. Dietz has been a member of our Board since his appointment on April 10, 2013. Dr. Dietz has served as Chairman and CEO of Waypoint Holdings, LLC, a financial services firm, since December 2010. Dr. Dietz was previously co-CEO and then CEO and a director of Pacific Growth Equities, LLC, an investment bank and institutional brokerage firm, from 2004 to January 2009, when the firm was acquired by Wedbush Securities, a financial services firm. Dr. Dietz subsequently served as head of the investment banking division at Wedbush until November 2010. Dr. Dietz joined Pacific Growth in 1993 and served in various roles, including senior roles in equities research and investment banking, prior to taking the CEO role there. Previously, Dr. Dietz was a member of the research faculty in the Department of Medicine, University of California, San Francisco and the VA Medical Center. Dr. Dietz holds a Ph.D. in molecular biology and biochemistry from Washington University in St. Louis. We believe Dr. Dietz’s qualifications to sit on our Board include his medical and research backgrounds and extensive experience in the financial services industry.
Thomas D. Kiley, Esq. Mr. Kiley has been a member of our Board since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Kiley was a member of the TPI board of directors since January 2004. Since 1988 he has been an attorney, consultant and investor. From 1980 to 1988, he was an officer of Genentech, Inc., a biotechnology company, serving variously as Vice President and General Counsel, Vice President for Legal Affairs and Vice President for Corporate Development. Mr. Kiley is also a director of Ceres, Inc., a publicly-held agricultural biotechnology company, and was director of Geron Corporation, a publicly-held biopharmaceutical company, until May 2013. Mr. Kiley holds a B.S. in Chemical Engineering from Pennsylvania State University and a J.D. from George Washington University. We believe Mr. Kiley’s qualifications to sit on our Board include his specialized knowledge of intellectual property matters for life science companies, his experience variously as a board member and general counsel for other public companies and his understanding of Transcept and its intellectual property strategy gained during ten years of service to us (inclusive of his service on behalf of TPI and on the TPI board of directors).
Matthew M. Loar. Mr. Loar has been a member of our Board of Directors since his appointment on December 16, 2013. Mr. Loar has been Chief Financial Officer of KineMed, Inc. since January 2014. From 2010 to 2014, he was an independent financial consultant to companies in the biopharmaceutical industry. In addition, he has served as Acting Chief Executive and Financial Officer of Neurobiological Technologies, Inc. (NTI), a biopharmaceutical company, since February 2010, and has served on NTI’s board of directors since NTI’s stockholders approved a plan of voluntary dissolution in 2009. Mr. Loar previously served as Chief Financial Officer of NTI from April 2008 to December 2009. He was also Chief Financial Officer of Virolab, Inc. from May 2011 to August 2012. Before joining NTI, Mr. Loar was Chief Financial Officer of Osteologix, Inc. and Genelabs Technologies, Inc.  Mr. Loar holds a B.A. in Legal Studies from the University of California, Berkeley.  Mr. Loar is a Certified Public Accountant (inactive) in California. We believe Mr. Loar is qualified to sit on our Board of Directors due to his extensive financial and accounting experience in the life sciences industry.
Jake R. Nunn. Mr. Nunn has been a member of our Board since completion of the merger between TPI and Novacea in January 2009. Mr. Nunn has been a Partner at New Enterprise Associates, Inc., a venture capital firm, since June 2006. From January 2001 to June 2006, he was a partner and analyst for the MPM BioEquities Fund, a public life sciences fund at MPM Capital, a venture capital firm. Mr. Nunn holds a B.A. in economics from Dartmouth College and an M.B.A. from the Stanford University Graduate School of Business. Mr. Nunn holds the Chartered Financial Analyst designation and is a member of the CFA Society of San Francisco. Mr. Nunn is also a director of Hyperion Therapeutics, Trevena, Inc. and TriVascular Technologies, Inc., all publicly-held life sciences companies. We believe Mr. Nunn’s qualifications to sit on our Board include his thirteen years of experience as a partner and analyst with life science industry venture capital firms, his experience as a member of other boards of directors in the industry, and his expertise as a CFA charterholder.
G. Kirk Raab. Mr. Raab has been a member of our Board, serving as Chairman of the Board, since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Raab was a member of the TPI board of directors since October 2003, serving as Chairman of the Board since November 2005. From 1985 to 1995, Mr. Raab served variously as President, Chief Operating Officer, Director and Chief Executive Officer of Genentech, Inc., a biotechnology company. From 1981 to 1985, Mr. Raab served as President, Chief Operating Officer and a Director of Abbott Laboratories, a biopharmaceutical company. Since 1995, Mr. Raab has been involved with over 15 public and privately held biotechnology companies, serving as chairman of the board of directors for many of them. Mr. Raab holds a B.A. in political science from Colgate University where he is a Trustee Emeritus. We believe Mr. Raab’s qualifications to sit on our Board include his multidisciplined and principal executive officer experience in the life science industry obtained with companies that are considered leaders in our industry and the substantial understanding of Transcept he has gained during his ten years of service to us (inclusive of his service on the TPI board of directors).
In connection with the restructuring of our Board announced in November 2013, Mr. Raab resigned as Chairman of the Board and is instead serving as Lead Independent Director, effective December 31, 2013.
Frederick J. Ruegsegger. Mr. Ruegsegger has been a member of our Board since completion of the merger between TPI and Novacea in January 2009. Prior to completion of the merger, Mr. Ruegsegger was a member of the Novacea board of directors since February 2008. Mr. Ruegsegger has been a managing director of Four Oaks Partners, a transaction advisory firm, since April 2012. Mr. Ruegsegger served as chief financial officer of Sterigenics International, Inc., a sterilization technology company, from June 2004 until September 2011. Prior to that, Mr. Ruegsegger served as chief financial officer and chief of staff of Sterigenics’ former parent company, Ion Beam Applications, from May 2002 to June 2004. From October 2000 to May 2002, Mr. Ruegsegger provided financial and general management services, generally as a consultant, to a variety of companies including CentPharm, LLC and Phaethon Communications. Mr. Ruegsegger holds a B.S. in Economics from the University of Illinois and a Masters in Management from the J.L. Kellogg Graduate School of Management at Northwestern University. We believe Mr. Ruegsegger’s qualifications to sit on our Board include the financial experience he has gained throughout his career, his qualification as our “audit committee financial expert” under SEC rules and his role as a chief financial officer of a publicly-held company.

CORPORATE GOVERNANCE
Our Board of Directors believes that good corporate governance is important to ensure that Transcept is managed for the long-term benefit of our stockholders. This section describes key corporate governance guidelines and practices that we have adopted. Complete copies of the committee charters and Code of Business Conduct and Ethics described below are available in the “Corporate Governance” section of the “Investors” page of our website, www.transcept.com. Alternatively, you can request a copy of any of these documents by writing to Transcept Pharmaceuticals, Inc., 1003 West Cutting Blvd., Suite 110, Point Richmond, California 94804, Attention: Investor Relations.
Corporate Governance Guidelines
The Board of Directors has adopted corporate governance guidelines to assist the Board in the exercise of its duties and responsibilities and to serve the best interests of our company and our stockholders. These guidelines, which provide a framework for the conduct of the Board’s business, provide that:

•	the principal responsibility of the directors is to oversee our management;
•	a majority of the members of the Board be independent directors;
•	the independent directors meet regularly in executive session without non-independent directors present;
•	directors have full and free access to management and, as necessary and appropriate, independent advisors;
•	new directors participate in an orientation program and all directors are expected to participate in continuing director education on an ongoing basis; and
•	at least annually, the Board and its committees conduct a self-evaluation to determine whether they are functioning effectively.
Board Leadership Structure
The Board of Directors maintained as separate the roles of chairman of the board and chief executive officer until January 1, 2014. We believe independent directors and management can have different perspectives and roles in strategy development. Our independent directors bring experience, oversight and expertise from outside the company and industry, while our chief executive officer, in addition to such qualities, also brings company-specific experience and expertise. Beginning in 2014, we restructured our Board to combine the roles of chairman and chief executive officer as part of our preparation for exploring strategic alternatives. We have selected a lead independent director in order to promote the consideration of different perspectives to aid in our strategic development and increases the Board’s ability to oversee the affairs of Transcept. The Board of Directors views these benefits as effective tools to strengthen corporate governance.
Independence of Directors
The Board of Directors has determined that each of our directors except for Mr. Oclassen is independent as defined under The NASDAQ Stock Market listing standards. The Board of Directors has also determined that each member of the Compensation Committee and Nominating and Corporate Governance Committee is independent as defined under The NASDAQ Stock Market listing standards, and that each member of the Audit Committee is independent as defined under The NASDAQ Stock Market listing standards and applicable SEC rules. In reaching its conclusions on independence, the Board of Directors reviewed, among other factors, the relationships between the above-identified directors and certain of our investors and determined that such relationships did not affect such directors’ independence under the standards of The NASDAQ Stock Market, or, where applicable, under SEC rules.
Risk Oversight
Management is primarily responsible for managing risks that Transcept may face in the ordinary course of operating our business. The Board actively oversees potential risks and our risk management activities by receiving operational and strategic presentations from management which include discussions of key risks to the business. In addition, the Board has delegated risk oversight to each of its key committees within their areas of responsibility. For example, the Audit Committee assists the Board in its risk oversight function by reviewing and discussing with management our legal risks, system of disclosure controls, the internal controls over financial reporting and risks associated with our cash investment policies. The Nominating and Corporate Governance Committee assists the Board in its risk oversight function by periodically reviewing and discussing with management important governance and associated regulatory compliance issues. The Compensation Committee assists the Board in its risk oversight function by overseeing strategies with respect to our incentive compensation programs and key employee retention issues. We believe that the Board of Directors leadership structure facilitates the division of risk management oversight responsibilities among the Board committees and enhances the Board’s efficiency in fulfilling its oversight function with respect to different business risks and risk mitigation practices.
Board Committees
The Board of Directors has three standing committees: the Audit Committee, the Compensation Committee and the Nominating and Corporate Governance Committee. Each of these committees operates under a written charter adopted by the Board, current copies of which are posted on the “Corporate Governance” section of the “Investors” page of our website, www.transcept.com.
Audit Committee
The responsibilities of the Audit Committee include the following:

•	overseeing our accounting and financial reporting processes and audits of our financial statements;

•	assisting the Board in oversight and monitoring of:

•	the integrity of our financial statements,

•	our compliance with legal and regulatory requirements under applicable securities law,

•	the independent registered public accounting firms’ qualifications, independence and performance, and

•	our systems of disclosure controls and internal accounting and financial controls;

•	preparing a report in our annual proxy statement in accordance with the rules of the SEC;

•	providing the Board with the results of its monitoring and recommendations derived from its responsibilities; and

•
providing the Board such additional information and materials as it may deem necessary to make the Board aware of significant financial matters that come to its attention and that require the attention of the Board.

Management has the primary responsibility for our financial statements and the reporting process including our system of internal accounting and financial controls.
In 2013, the Audit Committee consisted of Mr. Ruegsegger, who serves as its chairman, Mr. Raab and Christopher Ehrlich, our former director. In January 2014, Dr. Dietz joined the Audit Committee. The Board of Directors has determined that Mr. Ruegsegger is an “audit committee financial expert” as defined in the SEC rules. The Audit Committee held five meetings during 2013.
Compensation Committee
Responsibilities
The responsibilities of the Compensation Committee include the following:

•	reviewing and determining all forms of compensation to be provided to our executive officers;

•	establishing and reviewing general policies relating to compensation, benefits and all bonus and equity compensation for all employees; and

•	producing an annual report on executive compensation for inclusion in our proxy materials in accordance with the rules of the SEC.
Refer to “Compensation Discussion and Analysis” for more information about our Compensation Committee and its processes and procedures.

In 2013, the Compensation Committee consisted of Mr. Ehrlich, our former director, who served as its chairman, Mr. Nunn and Mr. Raab. The Compensation Committee held two meetings during 2013 and acted five times by unanimous written consent. In January 2014, Dr. Dietz joined the Compensation Committee and Mr. Nunn was appointed its chairman.
Compensation Committee Interlocks and Insider Participation
In 2013, Messrs. Ehrlich, our former director, Nunn and Raab served on the Compensation Committee. No member of the Compensation Committee or executive officer of Transcept has served as a member of the board of directors or compensation committee of any entity that has one or more executive officers serving as a member of our Board of Directors or Compensation Committee. Since the formation of the Compensation Committee, none of its members has been an officer or employee of Transcept either during or prior to such member’s serving on the Compensation Committee.
Nominating and Corporate Governance Committee and Director Nominations
The responsibilities of the Nominating and Corporate Governance Committee relating to the nomination of directors include the following:

•
considering and approving all nominees for membership on the Board, including the slate of nominees to be proposed by the Board to our stockholders for election at an annual stockholders’ meeting and any nominees to be elected or appointed by the Board to fill interim director vacancies;

•	evaluating all proposed director nominees;

•	evaluating incumbent directors before recommending re-nomination; and

•	recommending all approved candidates to the Board for appointment or nomination to our stockholders.
The Nominating and Corporate Governance Committee selects as candidates to the Board of Directors for appointment or nomination individuals of high personal and professional integrity and ability who can contribute to the Board of Directors’ effectiveness in serving the interests of our stockholders. Director nominees are expected to have considerable management experience that would be relevant to our current and expected future business directions, a track record of accomplishment and a commitment to ethical business practices. The Nominations and Corporate Governance Committee also considers diversity in professional experience and skill sets in identifying nominees for director. The Board of Directors, along with the Nominating and Corporate Governance Committee, utilizes its own resources to identify qualified candidates that meet these criteria to join the Board of Directors and may, in the future, use an executive recruiting firm to assist in the identification and evaluation of such qualified candidates. For these services, an executive recruiting firm would be paid a fee. The Nominating and Corporate Governance Committee has not established a procedure for considering nominees for director nominated by our stockholders. The Board of Directors and Nominating and Corporate Governance Committee believe that they can identify appropriate candidates to our Board of Directors. Stockholders may nominate candidates for director in accordance with the advance notice and other procedures contained in our bylaws.
The responsibilities of the Nominating and Corporate Governance Committee relating to corporate governance include the following:

•	developing and recommending to the Board the governance principles applicable to us;

•	overseeing the evaluation of our Board and management;

•	recommending director nominees for each committee of our Board;

•	monitoring and reviewing compliance with our Code of Business Conduct and Ethics;

•	developing and recommending director conflict of interest policy applicable to our directors; and

•	reviewing performance of the committees of the Board, and making recommendations regarding committee organization, membership, function and effectiveness.

The Nominating and Corporate Governance Committee consists of Mr. Kiley, who serves as its chairman, and Mr. Ruegsegger. The Nominating and Corporate Governance Committee held one meeting during 2013 and acted one time by unanimous written consent.
Board Attendance at Board and Stockholder Meetings
The Board of Directors held a total of nineteen meetings during 2013 and acted twice by unanimous written consent. No director serving throughout 2013 attended fewer than 75% of the aggregate of all meetings of the Board and the committees of the Board upon which such director served during the period of such director's service.
We do not have a formal policy regarding attendance by members of the Board at our annual meeting of stockholders, but directors are encouraged to attend. Six of the seven individuals then serving on our Board attended our 2013 annual meeting of stockholders.
Communicating with the Board of Directors
In accordance with our policies regarding communication to non-management members of the Board of Directors, stockholders may communicate with such members by sending an email to the Chairman of the Board of Directors at Chairman@transcept.com. The Chairman of the Board of Directors monitors such communications and provides summaries at regularly scheduled meetings of the Board of Directors. Where the nature of the communication warrants, the Chairman of the Board of Directors may determine, in his judgment as considered appropriate, to obtain the more immediate attention of the appropriate committee of the Board of Directors or non-management director, of independent advisors or of management.
Code of Business Conduct and Ethics
Our Board of Directors has adopted a code of business conduct and ethics. The code of business conduct applies to all of our employees, officers and directors. The full texts of our codes of business conduct and ethics are posted on our website at http://www.transcept.com under the Investors section. We intend to disclose future amendments to our codes of business conduct and ethics, or certain waivers of such provisions, at the same location on our website identified above and also in public filings. The inclusion of our website address in this report does not include or incorporate by reference the information on our website into this proxy.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
The following table sets forth certain information with respect to the beneficial ownership of our Common Stock as of April 30, 2014 for:

•	each person, or group of affiliated persons, who are known by us to beneficially own more than 5% of our outstanding shares of Common Stock;

•	each of our directors as of April 30, 2014;

•	each of our named executive officers; and

•	all of our current directors and executive officers as a group.
The number of shares beneficially owned by each entity, person, director or executive officer is determined under the rules of the SEC and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares as to which the individual has the sole or shared voting power or investment power and also any shares that the individual has the right to acquire within 60 days of April 30, 2014, through the exercise of any stock option or other right. Unless otherwise indicated, each person has sole investment and voting power, or shares such powers with his or her spouse, with respect to the shares set forth in the following table.
The percentage of ownership is based on 18,855,158 shares of Common Stock outstanding on April 30, 2014, adjusted as required by the rules promulgated by the SEC to determine beneficial ownership. We do not know of any arrangements, including any pledge by any person of securities of Transcept, the operation of which may at a subsequent date result in a change of control of Transcept. Unless otherwise noted, the address of each director and current and former executive officer of Transcept is c/o Transcept Pharmaceuticals, Inc., 1003 West Cutting Blvd., Suite 110, Point Richmond, California 94804.

Name	Amount and Nature of Beneficial Ownership (1)	Percentage of Beneficial Ownership
5% Stockholders

Entities Affiliated with Roumell Entities (2) 2 Wisconsin Circle, Suite 660 Chevy Chase, Maryland 20815	2,196,141	11.6%
Entities Affiliated with New Enterprise Associates (3) 1954 Greenspring Drive, Suite 600 Timonium, MD 21093	2,086,755	11.1%
Entities Affiliated with InterWest Partners Entities (4) 2710 Sand Hill Road, Suite 200 Menlo Park, CA 94025	1,983,884	10.5%
Entities Affiliated with SC Fundamentals (5) 747 Third Avenue, 27th Floor New York, NY 10022	1,267,115	6.7%

Directors and Named Executive Officers

Glenn A. Oclassen (6)	1,269,182	6.4%
Nikhilesh N. Singh (7)	588,060	3.0%
Thomas P. Soloway (8)	458,675	2.4%
G. Kirk Raab (9)	242,864	1.3%
Thomas D. Kiley (10)	142,229	*
John A. Kollins (11)	129,894	*
Leone D. Patterson (12)	99,686	*
Frederick J. Ruegsegger (13)	62,400	*
Matthew M. Loar (14)	58,921	*
Jake R. Nunn (15)	43,400	*
Thomas J. Dietz (16)	29,722	*
All current executive officers and directors as a group (10 persons) (17)	2,666,358	12.8%

* Beneficial ownership representing less than 1%.

1.
This table is based upon information supplied by officers and directors and upon information gathered by us about principal stockholders known to us based on Schedules 13D and 13G and related joint filing agreements, and Forms 3 and 4 filed with the SEC and includes number of shares as of April 30, 2014 along with options and warrants exercisable within 60 days of April 30, 2014.

2.
Comprises (a) 1,871,651 shares held by Roumell Asset Management, LLC (“RAM”), (b) 300,000 shares held by Roumell Opportunistic Value Fund (the “Fund”), and (c) 24,490 shares held by James C. Roumell. Collectively, RAM, the Fund and Mr. Roumell are the beneficial owners of a total of 2,196,141 shares of the Common Stock of the Issuer. RAM is the investment advisor to the Fund. As investment advisor, RAM has investment and voting control over the shares held by the Fund and, therefore, it is the deemed beneficial owner of shares held by the Fund. RAM has been granted discretionary dispositive power over its clients’ securities and in some instances has voting power over such securities. Any and all discretionary authority which has been delegated to RAM may be revoked in whole or in part at any time. Mr. Roumell is the President of RAM and holds a controlling percentage of its outstanding voting securities and, as a result of his position with and ownership of securities of RAM, Mr. Roumell could be deemed the beneficial owner of the shares held by RAM. Mr. Roumell disclaims any deemed beneficial ownership in securities held by RAM, except to the extent of his pecuniary interest therein.

3.
Comprises (a) 1,103,283 shares held by New Enterprise Associates 12, Limited Partnership (“NEA 12”), (b) 980,142 shares held by New Enterprise Associates 10, Limited Partnership (“NEA 10”), (c) 2,494 shares held by NEA Ventures 2007, L.P. (“Ven 2007”), and (d) 836 shares held by NEA Ventures 2002, L.P. (“Ven 2002”). NEA 12 GP, LLC (“NEA 12 LLC”) is the sole general partner of NEA Partners 12, Limited Partnership (“NEA Partners 12”), which is the sole general partner of NEA 12. The individual managers of NEA 12 LLC are M. James Barrett, Peter J. Barris, Forest Baskett, Ryan D. Drant, Patrick J. Kerins, Krishna ‘Kittu’ Kolluri, and Scott D. Sandell. NEA Partners 12, NEA 12 LLC, and the individual managers of NEA 12 LLC share voting and dispositive power with regard to the shares directly held by NEA 12. NEA Partners 10, Limited Partnership (“NEA Partners 10”) is the sole general partner of NEA 10. The individual general partners of NEA Partners 10 are M. James Barrett, Peter J. Barris, and Scott D. Sandell. NEA Partners 10 and the individual general partners of NEA Partners 10 share voting and dispositive power with regard to the shares directly held by NEA 10. The shares directly held by Ven 2007 are indirectly held by Karen P. Welsh, the general partner of Ven 2007. Ms. Welsh shares voting and dispositive power with regard to the shares held by Ven 2007. The shares directly held by Ven 2002 are indirectly held by Pamela J. Clark, the general partner of Ven 2002. Ms. Clark shares voting and dispositive power with regard to the shares held by Ven 2002.

4.
Comprises 1,983,884 shares held by InterWest Partners IX, L.P. InterWest Management Partners IX, LLC is the general partner of InterWest Partners IX, L.P. Philip T. Gianos, W. Stephen Holmes, Gilbert H. Kliman, and Arnold L. Oronsky are managing directors of InterWest Management Partners IX, LLC. Bruce A. Cleveland, Nina Kjellson, Khaled A. Nasr and Douglas A. Pepper are venture members of InterWest Management Partners IX, LLC. Each managing director and venture member of InterWest Management Partners IX, LLC shares voting and dispositive power with respect to shares held by InterWest Partners IX, L.P. and disclaims beneficial ownership of such shares except to the extent of his or her pecuniary interest therein.

5.
Comprises (a) 1,123,381 shares held by SC Fundamental Value Fund, L.P. (the “Fund”), (b) 141,984 shares held by SC Fundamentals LLC Employee Savings and Profit Sharing Plan (the “Plan”) and (c) 1,750 shares held by David A. Hurwitz. Collectively, the Fund, the Plan and Mr. Hurwitz are the beneficial owners of a total of 1,267,115 shares of our Common Stock. SC Fundamental LLC (“SCFLLC” is the general partner of the Fund). Peter M. Collery, Neil H. Koffler, John T. Bird and David A. Hurwitz, by virtue of their status as members of SCFLLC, the general partner of the Fund, may be deemed to share with the Fund and SCFLLC the power to vote or direct the vote and to dispose or to direct to dispose the disposition of shares of Common Stock of which the Fund is the direct beneficial owner. Peter M. Collery, by virtue of his status as an executive officer of the Plan, may be deemed to share with the Plan the power to vote or direct the vote and to dispose or to direct to dispose the disposition of shares of Common Stock of which the Plan is the direct beneficial owner.

6.	Includes 884,925 shares issuable upon exercise of options held by Mr. Oclassen within 60 days of April 30, 2014. Also includes 73,457 shares held by Constance Oclassen, Mr. Oclassen’s wife.

7.
Includes 504,772 shares issuable upon exercise of options held by Dr. Singh within 60 days of April 30, 2014. Also includes 78,206 shares held by the Singh Family Trust, for which Dr. Singh is not trustee and 295 shares held by Nikki

Singh, Dr. Singh’s wife. Dr. Singh disclaims beneficial ownership of the shares held by the Singh Family Trust except to the extent of his pecuniary interest therein.

8.
Includes 427,441 shares issuable upon exercise of options held by Mr. Soloway within 60 days of April 30, 2014. Also includes 10,401 shares held by the Thomas P. Soloway Revocable Family Trust, for which Mr. Soloway is trustee, and 20,833 shares held by the Thomas P. Soloway 2003 Irrevocable Trust, for which Mr. Soloway is not trustee. Mr. Soloway disclaims beneficial ownership of the shares held by the Thomas P. Soloway 2003 Irrevocable Trust except to the extent of his pecuniary interest therein.

9.	Includes 124,280 shares issuable upon exercise of options within 60 days of April 30, 2014.

10.
Includes 43,400 shares issuable upon exercise of options within 60 days of April 30, 2014. Also includes 67,169 shares held by the Kiley Revocable Family Trust, for which Mr. Kiley is trustee. Mr. Kiley disclaims beneficial ownership of these shares except to the extent of his pecuniary interest therein.

11.	Includes 129,894 shares issuable upon exercise of options within 60 days of April 30, 2014.

12.	Includes 99,686 shares issuable upon exercise of options within 60 days of April 30, 2014.

13.	Includes 47,400 shares issuable upon exercise of options within 60 days of April 30, 2014.

14.	Includes 4,166 shares issuable upon exercise of options within 60 days of April 30, 2014.

15.
Includes 43,400 shares issuable upon exercise of options within 60 days of April 30, 2014. Mr. Nunn has no voting or dispositive power with regard to any of the above referenced shares held by entities affiliated with New Enterprise Associates and disclaims beneficial ownership of such shares except to the extent of his actual pecuniary interest therein.

16.	Includes 29,722 shares issuable upon exercise of options within 60 days of April 30, 2014.

17.	Includes 1,911,645 shares issuable upon exercise of options within 60 days of April 30, 2014.

COMPENSATION DISCUSSION AND ANALYSIS
Overview
This executive summary provides a discussion of how the Compensation Committee views the link between pay and performance for our named executive officers with respect to 2013, and includes additional information with respect to 2012 to provide context. For the purposes of this Compensation Discussion and Analysis, compensation tables and narrative discussion, our named executive officers for 2013 consist of:

•	Glenn A. Oclassen, President and Chief Executive Officer,

•	Nikhilesh N. Singh, Ph.D., Senior Vice President, Chief Scientific Officer,

•	John A. Kollins, Senior Vice President, Chief Business Officer,

•	Leone D. Patterson, Vice President and Chief Financial Officer, and

•	Thomas P. Soloway, former Executive Vice President, Chief Operating Officer.
On December 4, 2013, Transcept announced that Mr. Oclassen was appointed as Chairman of the Board of Directors and continues as Chief Executive Officer. Mr. Soloway resigned his employment with the Company as Executive Vice President and Chief Operating Officer, effective December 31, 2013.

Business Highlights that Affected Compensation Actions Taken in 2012 and 2013
In February 2013, the Compensation Committee, at the recommendation of Mr. Oclassen and after consultation with Compensia, took the following steps:

•	maintained executive salaries, at approximately the 50th percentile of our 2013 peer group;

•	continued a cash incentive bonus program for 2013; and

•	awarded annual stock options with standard vesting over four years.
In July 2013, the Compensation Committee, at the recommendation of Mr. Oclassen and after consultation with Compensia, took the following steps:
•awarded stock options with standard vesting over four years: however, in the event of the executive's termination Without Cause or the executive's resignation for Good Reason within one year following a Change of Control, the exercise period would be extended to the earlier of (i) the third anniversary of the executive's termination date or (ii) the original expiration of the applicable stock option;

•	in the event of a Change of Control, we extended the severance benefit period for Mr. Kollins and Ms. Patterson; and

•	renewed the severance agreements for Messrs. Oclassen and Soloway, and Dr. Singh.
In July 2013, the Compensation Committee granted stock options that were intended to align management and shareholder interests accordingly and to recognize the limited retention value associated with the vast majority of the outstanding stock options with no intrinsic value at that time, especially as Transcept began exploring various  strategic alternatives.
Advisory Vote on Executive Compensation
At the 2011 annual meeting of stockholders, our stockholders approved, on an advisory basis, the compensation of our named executive officers, with a greater than 99% approval rate for our say-on-pay resolution. As a result, the Compensation Committee continues to apply similar compensation philosophies to those it has used in previous years in determining executive compensation. The Compensation Committee will continue to consider the outcome of our say-on-pay votes when making future compensation decisions for the named executive officers.
Also at the 2011 annual meeting of stockholders, our stockholders provided strong support for holding advisory “say-on-pay” votes every three years, with approximately 70% of votes cast in favor of holding an advisory vote every three years. Consistent with the stated preference of a majority of our stockholders and the Board of Directors’ recommendation, the Board of Directors determined that we will hold a “say-on-pay” vote every three years. Accordingly, we will be holding an advisory vote on compensation will be held at the Annual Meeting. See Proposal 4 - Advisory Vote to Approve Executive Compensation.

Executive Compensation Philosophy
Our executive compensation program impacts all employees by establishing a general framework for compensation and creating a work environment focused on expectations, goals and rewards. Because the performance of every employee is important to our overall success, the Compensation Committee is mindful of the impact executive compensation and incentive programs have on all employees.
We maintain our headquarters and operations in the San Francisco Bay Area, which has a high cost of living and a highly competitive employment environment. Specifically, numerous life science and other high-growth and commercial companies are nearby and compete for the same personnel that we seek to recruit, motivate and retain. In addition, the business cycle in the life science industry is typically much longer than other commercial industries requiring long-term dedication from employees. We recognize that highly qualified executives and other skilled professionals have many career opportunities and that their choices to join or stay with us rest in part with the mix of compensation being paid. In reconciling these considerations, the Compensation Committee strives to act in our, and our stockholders’, long-term best interests, and believes that our executive compensation program strongly aligns management with the long-term interests of our stockholders.
We aim to attract, retain and motivate top performers in our industry and have developed a compensation philosophy intended to achieve these goals. To compensate for ongoing performance throughout the year, we generally target executive officer base salaries at or near the 50th percentile for similar positions in our peer group companies. We believe that this is an important target for retaining top performers. In addition, our compensation program is designed to reward performance by making a significant portion of the potential compensation of all executive officers contingent on the achievement of our business objectives and the creation of value for our shareholders. In rewarding performance, we have historically sought to incentivize long-term corporate and individual performance and provided special incentives when we need to achieve specific short-term goals. To achieve these aims, we have adopted a general philosophy of targeting total target cash compensation (base salary plus target bonus) at approximately the 50th percentile, and long-term equity compensation between the 50th and 75th percentile of our peer group companies. To determine the percentile of long-term equity compensation, we typically consider a blend of the percent of company granted methodology and the Black Scholes Equity Value methodology, in each case versus our peer group as supplemented with third party survey data for those positions where our peer group does not have sufficient data for comparison. We believe that these targets align management with shareholder interest by rewarding executives for making decisions and achieving milestones that drive long term value creation. Each of these targets is evaluated annually by the Compensation Committee, and a subjective decision is made regarding general progress in our business and the applicability of each of these targets in light of such progress.
To date, we have not structured our compensation elements for executive officers so as to target each separate component at a specific percentage of total direct compensation for the year. The determination of the Compensation Committee as to the appropriate use and weight of each component of executive compensation has been historically subjective, based on its view of the relative importance of each component in meeting overall company objectives.

Objectives of the Executive Compensation Program
Our executive compensation program is designed to achieve three primary objectives:

•	provide competitive compensation to attract, retain and motivate top talent;

•
foster collaboration among our executive team and promote the achievement of annual strategic objectives by linking compensation to the achievement of shared corporate performance goals and individual objectives that support corporate goals; and

•	align compensation with stockholders and reward the creation of stockholder value.

Compensation Elements and Purpose
In 2013, executive compensation at the company consisted of the following elements:

•	Base salary: Compensation for ongoing performance throughout the year.

•	Cash incentive bonus program: A cash bonus program to recognize and reward annual performance, including the achievement of overall company objectives and individual goals.

•
Time-vested stock option awards: Equity compensation to provide an incentive to manage the company from the perspective of an owner with an equity stake in the business and reward the creation of shareholder value.

•
Severance and change of control benefits: Remuneration paid to executive officers in the event of a qualifying termination in connection with a change of control of the company or an involuntary employment termination to provide security to our executive officers and enable them to focus on their duties for the Company and maximize value for shareholders.

•	Other benefits: Employee benefit plans, in which all employees participate, to enhance retention and workplace morale.
Process for Determining Executive Compensation
During 2013, the Compensation Committee was responsible for evaluating the compensation of our executive officers and making recommendations to the non-employee members of the Board of Directors for discussion and approval. Since May 1, 2011, the Compensation Committee has consisted of Christopher B. Ehrlich, as its chairman, Jake R. Nunn and G. Kirk Raab. However, on December 31, 2013, Mr. Ehrlich stepped down as a Transcept Board member and was replaced by Thomas J. Dietz on the Compensation Committee. Mr. Nunn became the Chairman of the Compensation Committee at that time.
To aid the Compensation Committee in its responsibilities, the Chief Executive Officer and Chief Operating Officer provide the Compensation Committee with a variety of information, including analyses relating to our overall corporate performance, the individual performance of executive officers and compensation recommendations for all executive officers based on industry compensation surveys and internal equity. Neither the Chief Executive Officer nor the Chief Operating Officer participates in the Compensation Committee’s deliberations or decisions with regard to his respective compensation terms.  Prior to Mr. Oclassen being appointed as the Chairman of the Board, the Chairman of the Board participated in the process for determining the Chief Executive Officer’s compensation. For 2014 compensatory decisions, it is expected that the Lead Independent Director of the Board will participate in the process for determining the Chief Executive Officer's compensation. Also upon the Chief Operating Officer's departure on December 31, 2013, the Chief Financial Officer assumed the Chief Operating Officer's responsibilities for advising on compensation matters.
In late 2012 the Compensation Committee engaged Compensia to assess matters relating to executive compensation plans, evaluate our compensation policies and practices, report to the Compensation Committee on its findings, and to make recommendations for compensation adjustments. In January 2013, our Compensation Committee completed 2012 performance reviews of our executive officers and implemented compensation adjustments to be effective for fiscal 2013. For purposes of comparison with other public companies, Compensia recommended, and the Compensation Committee approved, a group of peer companies that generally included one or more of the following characteristics:

•	Similar business models

◦	The development or commercialization of products for primary care markets with a large pharma marketing partner.

◦	The development for, or recent launch of, a product to a specialty market.

◦	The development or marketing of established drug products in new dosage forms or delivery systems.

•	Similar market capitalizations

◦
With the exception of MAP Pharmaceuticals, Inc., which served as a Transcept peer for several years, all 2013 peer companies were less than $500 million in market capitalization at the time the peer group was assembled.

•	Geography

◦	2013 peer group companies were primarily, but not exclusively, California based.

The peer group used to determine 2013 compensation was as follows:

• Alexza Pharmaceuticals, Inc.	• MAP Pharmaceuticals, Inc.
• AMAG Pharmaceuticals, Inc.	• Orexigen Therapeutics, Inc.
• Anacor Pharmaceuticals, Inc.	• Pacira Pharmaceuticals, Inc.
• Avanir Pharmaceuticals, Inc.	• Sangamo BioSciences, Inc.
• Cadence Pharmaceuticals, Inc.	• Savient Pharmaceuticals, Inc.
• Corcept Therapeutics, Incorporated.	• Somaxon Pharmaceuticals, Inc.
• Cytokinetics, Incorporated.	• Vanda Pharmaceuticals Inc.
• Depomed, Inc.	• XenoPort, Inc.
• Dyax Corp.	• Zogenix, Inc.
• Horizon Pharma, Inc.
Between 2012 and 2013 Compensia recommended, and the Compensation Committee approved, a change in companies determined to be peers for purposes of evaluating executive compensation. 2012 peers that were removed in 2013 include: Adolor Corporation, Allos Therapeutics, Inc., Arena Pharmaceuticals, Inc., and VIVUS, Inc. Adolor Corporation and Allos Therapeutics, Inc. were removed because they were acquired in 2012. Arena Pharmaceuticals and VIVUS, Inc. were deemed no longer relevant peers due to changes in market capitalization that made them less desirable choices, or it was determined that the other companies with more similar business models or geographic locations made them more suitable choices. To replace and augment the peers that were removed, new companies added to the 2013 peer group included: Anacor Pharmaceuticals, Inc., Corcept Therapeutics, Incorporated, Cytokinetics, Incorporated, Depomed, Inc., Horizon Pharma, Inc., and Sangamo BioSciences, Inc.
In cases where peer group compensation data is not available, the Compensation Committee reviews market data from the Radford Life Sciences Survey reflecting a broad set of life science companies in the United States with 50 to 150 employees.
2013 Executive Compensation Program
Base Salary
After consideration of executive salary data provided to the Compensation Committee by Compensia, which showed current base salaries at approximately the 50th percentile of our peer group, and Mr. Oclassen's recommendation, the Compensation Committee recommended to the Board of Directors, and the Board of Directors in turn determined to not change executive base salaries for 2013.

Officer	2013 Base Salary
Glenn A. Oclassen	$560,000
Thomas P. Soloway	$350,000
Nikhilesh N. Singh	$350,000
John A. Kollins	$340,000
Leone D. Patterson	$315,000
Cash Incentive Bonus Program
Our cash incentive bonus program is intended to incentivize management to achieve shorter term goals by targeting a percentage of base salary that can be earned for achieving performance criteria. Mr. Oclassen recommended to the Compensation Committee that bonus targets for the management team, other than his own, be set at the 50th percentile of similarly situated executives in our 2013 peer group. This recommendation placed our target cash compensation (base salary plus target bonus) at approximately the 50th percentile of target cash compensation for our 2013 peer group, a number that is consistent with our compensation philosophy. The Compensation Committee then separately deliberated and determined a recommended bonus target for Mr. Oclassen, after which it made a recommendation to the Board of Directors for the bonus for all executive officers. After consideration the Board of Directors determined to maintain the target bonus for all executives at the 50th percentile of our 2013 peer group as follows:
•Mr. Oclassen: 50% of base salary
•Mr. Soloway: 40% of base salary
•Dr. Singh: 40% of base salary
•Mr. Kollins: 35% of base salary
•Ms. Patterson: 35% of base salary
For 2013, Mr. Oclassen's bonus payment was to be based 100% on the achievement of corporate goals. Bonus payment for our remaining named executive officers was to be based 70% on the achievement of 2013 corporate objectives and 30% determined on a discretionary basis subject to individual performance and contribution, as determined by the Chief Executive Officer and recommended to the Compensation Committee. The Compensation Committee determined that no bonus would be paid to the named executive officers unless the corporate goals were determined to have been achieved at a 60% or greater level based on assigned weightings to each of the corporate objectives. The Compensation Committee retained discretion to determine that portion of the bonus that would be paid if the corporate goals were achieved at a level between 60% and 100%. The Compensation Committee retained discretion to change the bonus structure and the bonus payouts as it considered appropriate if during the course of the year business objectives changed, although such discretion was not used in 2013.
The Board set the 2013 corporate goals in a manner that would require significant effort by our executives and would not be expected to be easily achieved in the ordinary course of business. 2013 corporate goals and their respective weighting were as follows:
•Pipeline development goal:

•	Develop in-house and/or sign an in-licensing agreement for at least two new products: 85%
•Intermezzo goals:

•	Progress toward our goal of having Purdue Pharma return Intermezzo under terms deemed by the Board of Directors to be favorable to Transcept: 15%
In January 2014 the Board of Directors met to determine bonus payments under the cash incentive bonus program for calendar year 2013 performance. Upon the recommendations of both Mr. Oclassen and the Compensation Committee, the Board of Directors did not approve any awards to executives under the 2013 cash incentive bonus plan. In making such determination, the Board of Directors evaluated corporate performance against predetermined goals and objectives and determined that the corporate goals were met at the 35% level. In making this determination, the Board considered the progress made with respect to various business development activities and new product initiatives. Along with not achieving the threshold of 60%, the Board more importantly considered the Company’s share price, shareholder dissatisfaction and the Company's inability to come to an agreement with Purdue Pharma about the future of Intermezzo in deciding that no bonus would be paid to our named executive officers. Since it did not impact the bonus paid, no assessment of individual performance in respect of the 2013 cash incentive bonus plan was made.

Stock Option Awards
We believe that stock option awards are an effective means of aligning the interests of executives and stockholders, rewarding executives for achieving success over the long term and providing executives an incentive to remain with us. We grant options to new executives upon the commencement of their employment, and after becoming a public company in 2009, we adopted an annual grant timetable that is part of our annual review process.

In granting stock options to our executives, we consider an executive’s existing option grants and equity holdings, including factors such as the total percentage of the company’s capital stock represented by those option grants and holdings and the extent to which these grants and holdings are vested. As a guiding philosophy, we begin our analysis by targeting an annual equity grant for each executive between the 50th and 75th percentile as compared to our peer group companies, or third party survey data for those positions where our peer group does not have sufficient data for comparison. Using this analysis as a framework, and based upon our desire to promote an egalitarian team ethic, we reallocate stock option grants among similarly situated classes of executives based on title, such as Senior Vice President or Vice President, so that similarly titled executives are awarded similar grants.

The typical vesting schedule for initial stock option grants to our employees includes vesting of 25% of the shares subject to the option at one year, and equal monthly vesting of the remaining shares subject to the option thereafter over the next 36 months. After an initial stock option grant is made to any employee, subsequent option grants typically vest in equal monthly installments over a total of 48 months. The Compensation Committee retains the discretion to grant additional options to executive officers as a reward for exceptional performance, or to incentivize the achievement of specific short term objectives.

2013 Annual Stock Option Grants
In January 2013, as part of our annual stock option grant process, our Compensation Committee recommended to our Board of Directors, and our Board of Directors granted, the named executive officers options to purchase our Common Stock as indicated in the table below. All such stock options were granted pursuant to our 2006 Incentive Award Plan. Options granted to the named executive officers had an exercise price of $5.40 per share, the closing price of our Common Stock on the date of grant. The options vest in equal monthly installments over a 48-month period, subject to continuous active service to us during such period.

The size of these grants was determined based on the recommendations of Compensia and the Compensation Committee’s guideline to grant equity incentives to our overall executive team between the 50th and 75th percentile of our peer group. Although our named executives have an overall equity compensation target that ranges from the 50th to the 75th percentile, an individual executive’s equity compensation will be influenced by additional considerations such as the scope of the executive’s role; the executive’s experience, qualifications, and skills; individual performance; and our desire to promote equality among our similarly situated executives. In analyzing the 50th to 75th percentile range for equity compensation at our peer group companies, Compensia used an equal blend of the Black-Scholes valuation method and a method that uses the percentage of the shares outstanding represented by equity grants. Annual stock option awards to our Named Executive Officers in 2013 were as follows:

Name	Shares Subject to Option
Glenn A. Oclassen	250,000
Thomas P. Soloway	140,000
Nikhilesh N. Singh, Ph.D.	120,000
John A. Kollins	90,000
Leone D. Patterson	80,000

Annual stock option grants for Named Executive Officers were all between the 50th and 75th percentile of the 2013 peer group, a range consistent with our pre-established guidelines.

Stock Option Grants in July 2013

On July 15, 2013, the Compensation Committee recommended to the Board of Directors and the Board of Directors then approved the following stock option grants to the Named Executive Officers:

Name	Shares Subject to Option
Glenn A. Oclassen	225,000
Thomas P. Soloway	115,000
Nikhilesh N. Singh, Ph.D.	115,000
John A. Kollins	115,000
Leone D. Patterson	115,000

The stock options were granted under the Company's 2006 Incentive Award Plan at an exercise price of $2.93 per share and vest monthly thereafter in equal increments over 48 months and are exercisable over the life of the stock option. In the event of a change of control, these options will remain exercisable until the earlier of (i) the third anniversary of the executive's termination date or (ii) the original expiration date of the applicable option. The July 2013 stock options were intended to align management and shareholder interests accordingly and to recognize the limited retention value associated with the vast majority of the outstanding stock options with no intrinsic value at that time, especially as Transcept began exploring various strategic alternatives. Compensia performed an analysis to advise the Compensation Committee on the appropriateness of the total cash and stock option compensation under a change of control scenario and determined that following this stock option grant and other changes to severance agreements, Transcept would fall within the 50th percentile of market practices under a change of control scenario, which aligns with our overall compensation objectives.

Severance Agreements
We believe that concerns about potential job loss or the possibility or occurrence of a change of control of the company can create uncertainty for our executive officers that may unduly affect their performance. For example, fear of an involuntary termination of employment without cause, such as in the event of a reduction in force or position elimination may lead to the untimely departure of a key employee. In addition, the possibility of a change of control of the company may create uncertainty for executives regarding their continued employment by us because such transactions frequently result in changes in senior management.
Consequently, in 2009 the Compensation Committee approved our entry into Change of Control and Severance Benefits Agreements with our executive officers, including our named executive officers, to ensure that this protection was consistent with our peer companies and market practices. We believe that these agreements ensure the continued attention and dedication of our executive officers, including our named executive officers, to their assigned duties, and, thus, help ensure that they act in the best interests of our stockholders. These agreements also help to mitigate the risk of a potential job loss, as well as provide additional incentives to our executive officers to remain employed with us.
These agreements provide that each executive officer, including each named executive officer, will receive certain severance benefits if his or her employment is terminated without “cause” or he or she resigns for “good reason” (as those terms are defined in the agreements), within 12 months after a change of control of the company (as such term is defined in the agreements), or if his or her employment is terminated without cause, other than within 12 months after a change of control of the company. Any severance benefit received under such circumstances is only payable after such executive officer has signed a general release of claims against the Company and its affiliates. Where an executive’s employment is terminated without cause, the applicable payment amounts and benefit levels differ depending upon whether or not such termination occurs within 12 months after a change of control. The agreements also provide for full acceleration of vesting of equity incentive awards in the event of a qualifying termination or resignation of employment within 12 months after a change of control. Also, certain stock options are eligible for extended exercisability as specified by the Board of Directors.
For additional information on the specific terms and conditions of these agreements, and estimated potential payments and benefits under these arrangements in connection with qualifying terminations or resignations, see the discussion under the heading “Transcept Employment and Severance Agreements.”
Other Benefits
Executive officers are eligible to participate in all our employee benefit plans, such as medical, dental, vision, group life, disability, and accidental death and dismemberment insurance, our 401(k) plan, and our Employee Stock Purchase Plan, in each case on the same basis as other employees, subject to applicable law. We also provide vacation and other paid holidays to all employees, including executive officers, which we believe are comparable to those provided at peer companies.
Accounting and Tax Considerations
Section 162(m) of the Internal Revenue Code of 1986, as amended, or the Code, places a limit of $1.0 million on the amount of compensation that we may deduct as a business expense in any year with respect to our chief executive officer and certain other highly paid executive officers. While the Compensation Committee has not adopted a formal policy regarding tax deductibility of compensation paid to our executive officers, the compensation committee intends to consider tax deductibility under Section 162(m) as a factor in compensation decisions.
Code Section 409A imposes additional taxes on certain non-qualified deferred compensation arrangements that do not comply with its requirements. These requirements regulate an individual’s election to defer compensation and the individual’s selection of the timing and form of distribution of the deferred compensation. Code Section 409A generally also provides that distributions of deferred compensation only can be made on or following the occurrence of certain events (e.g., the individual’s separation from service, a predetermined date or fixed schedule, a change of control, or the individual’s death or disability). For certain executives, Code Section 409A requires that such individual’s distribution of certain non-qualified deferred compensation amounts commence no earlier than six months after such officer’s separation from service. We have and will continue to endeavor to structure our compensation arrangements to be exempt from or comply with Code Section 409A so as to avoid the adverse tax consequences associated therewith. We have not provided any executives or other employees with any gross-up in connection with Section 409A of the Code.

Report of the Compensation Committee of the Board of Directors
The Compensation Committee of Transcept has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Respectfully Submitted By:
MEMBERS OF THE COMPENSATION COMMITTEE

Jake R. Nunn, Compensation Committee Chairman G. Kirk Raab Thomas J. Dietz
Dated: March 14, 2014

The information contained above under the caption “Report of the Compensation Committee of the Board of Directors” shall not be deemed to be soliciting material or to be filed with the SEC, nor shall such information be incorporated by reference into any future filing under the Securities Act or the Exchange Act, except to the extent that we specifically incorporate it by reference into such filing.
Compensation Policies and Practices As They Relate to Risk Management
We believe that risks arising from our compensation policies and practices for our employees are not reasonably likely to have a material adverse effect on our business. In addition, the Compensation Committee believes that the mix and design of the elements of executive compensation do not encourage our employees to take excessive risk. Specifically, the Compensation Committee reviewed the following design features of our compensation programs that guard against excessive risk-taking:

•
our compensation program is designed to provide a balanced mix of annual and long-term compensation in order to encourage actions that are in our shareholders’ interests in both the short and long-term;

•	base salaries are consistent with market practices such that our employees are not motivated to take excessive risks to achieve a reasonable level of financial security; and

•	our long-term incentive compensation employs multi-year vesting to facilitate long-term alignment with shareholders.

EXECUTIVE COMPENSATION
The following table provides information regarding the compensation of our named executive officers for 2013.

Summary Compensation Table

					Non-Equity
Name and				Option	Incentive Plan	All Other
Principal Position	Year	Salary	Bonus	Awards	Compensation	Compensation		Total
		($)	($)	(1) ($)	($)	($)		($)

Glenn A. Oclassen	2013	560,000	—	1,339,665	—	—		1,899,665
President and Chief	2012	551,250	—	1,012,518	—	—		1,563,768
Executive Officer	2011	450,833	—	1,175,720	227,500	—		1,854,053

Nikhilesh N. Singh, Ph.D.	2013	350,000	—	656,039	—	—		1,006,039
Sr. Vice President and	2012	347,417	—	337,506	—	—		684,923
Chief Scientific Officer	2011	315,750	—	483,505	111,650	—		910,905

John A. Kollins	2013	340,000	—	545,441	—	—		885,441
Sr. Vice President,	2012	198,333	—	696,049	—	82,857		977,239
Chief Business Officer

Leone D. Patterson	2013	315,000	—	508,575	—	—		823,575
Vice President, Chief	2012	157,500	—	394,263	—	—		551,763
Financial Officer

Thomas P. Soloway (2)	2013	350,000	—	792,629	—	11,442	(3)	1,154,071
Former Exec. Vice President,	2012	347,167	—	337,506	—	—		684,673
Chief Operating Officer	2011	313,000	—	483,505	110,600	—		907,105

(1)
The amounts in this column represent the grant date fair value of options awarded during the respective year computed in accordance with ASC Topic 718. Assumptions used in calculating the valuation of option awards are described in Note 11 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

(2)	Mr. Soloway resigned his position as Executive Vice President, Chief Operating Officer effective as of December 31, 2013.

(3)	Represents vacation payout upon termination.

Grants of Plan-Based Awards
The following table provides information regarding grants of plan based awards to each of the named executive officers during the year ended December 31, 2013. The options granted to the named executive officers were granted under the Amended and Restated 2006 Incentive Award Plan.

Name				All Other
				Option
		Estimated Future Payouts		Awards:	Exercise
		Under Non-Equity Incentive		Number of	or Base
		Plan Awards		Securities	Price of	Grant
	Grant	Threshold	Target	Underlying	Option	Date Fair
	Date	(1) ($)	(2) ($)	Options (3)	Awards ($)	Value (4) ($)

Glenn A. Oclassen		168,000	280,000
	1/7/2013			250,000	5.40	921,650
	7/15/2013			225,000	2.93	418,005

Nikhilesh N. Singh, Ph.D.		84,000	140,000
	1/7/2013			120,000	5.40	442,392
	7/15/2013			115,000	2.93	213,647

John A. Kollins		71,400	119,000
	1/7/2013			90,000	5.40	331,794
	7/15/2013			115,000	2.93	213,647

Leone D. Patterson		66,150	110,250
	1/7/2013			80,000	5.40	294,928
	7/15/2013			115,000	2.93	213,647

Thomas P. Soloway		84,000	140,000
	1/7/2013			140,000	5.40	516,124
	7/15/2013			115,000	2.93	213,647

(1)
Corporate goals must be achieved at 60% for any bonus payouts to occur. This amount represents 60% of total potential payout under the Transcept annual incentive bonus plan for the year ended December 31, 2013.

(2)
Represents the target potential payout at 100% under the Transcept annual incentive bonus plan for the year ended December 31, 2013. On January 21, 2014, upon management recommendation and after considering corporate performance against predetermined goals and objectives, including a decline in the Company’s stock price and the Company's limited success in achieving against the 2013 goals approved by the Board, the Board did not approve any cash bonus awards earning in respect of 2013 for the named executives.

(3)	See "Outstanding Equity Awards at Fiscal Year-End" table below for vesting information for these option grants.

(4)
The amounts in this column represent the grant date fair value of options awarded computed in accordance with ASC Topic 718. Assumptions used in calculating the valuation of option awards are described in Note 11 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End
The following table presents certain information concerning the outstanding option awards held as of December 31, 2013 by each of the named executive officers.

	Option Awards
	Number of	Number of
	Securities	Securities
	Underlying	Underlying
	Unexercised	Unexercised		Vesting	Option	Option
	Options (#)	Options (#)		Commencement	Exercise	Expiration
Name	Exercisable	Unexercisable		Date	Price ($)	Date

Glenn A. Oclassen	9,958	—			0.88	3/15/2016
	87,398	—			1.77	4/4/2017
	90,000	—			4.14	2/12/2019
	109,470	2,330	(1)	1/14/2010	8.21	1/14/2020
	59,000	—			8.21	1/14/2020
	107,666	44,334	(1)	2/2/2011	8.20	2/2/2021
	155,000	—			2.68	8/24/2021
	82,500	97,500	(1)	2/1/2012	8.09	2/1/2022
	57,291	192,709	(1)	1/7/2013	5.40	1/7/2023
	23,437	201,563	(1)	7/15/2013	2.93	7/15/2023

Nikhilesh N. Singh, Ph.D.	59,599	—			0.88	3/15/2016
	102,088	—			1.77	4/4/2017
	42,000	—			4.14	2/12/2019
	46,314	986	(1)	1/14/2010	8.21	1/14/2020
	24,100	—			8.21	1/14/2020
	41,083	16,917	(1)	2/2/2011	8.20	2/2/2021
	77,500	—			2.68	8/24/2021
	27,500	32,500	(1)	2/1/2012	8.09	2/1/2022
	27,500	92,500	(1)	1/7/2013	5.40	1/7/2023
	11,979	103,021	(1)	7/15/2013	2.93	7/15/2023

John A. Kollins	22,916	27,084	(1)	2/1/2012	8.09	2/1/2022
	31,875	53,125	(2)	6/20/2012	6.11	6/20/2022
	20,625	69,375	(1)	1/7/2013	5.40	1/7/2023
	11,979	103,021	(1)	7/15/2013	2.93	7/15/2023

Leone D. Patterson	33,750	56,250	(2)	6/25/2012	6.05	6/25/2022
	18,333	61,667	(1)	1/7/2013	5.40	1/7/2023
	11,979	103,021	(1)	7/15/2013	2.93	7/15/2023

Thomas P. Soloway	29,157	—			0.88	3/15/2016
	52,509	—			1.77	4/4/2017
	42,000	—			4.14	2/12/2019
	47,300	—			8.21	1/14/2020
	24,100	—			8.21	1/14/2020
	55,583	—			8.20	2/2/2021
	38,750	—			2.68	8/24/2021
	42,500	—			8.09	2/1/2022
	67,083	—			5.40	1/7/2023
	40,729	—			2.93	7/15/2023

(1)	Vests in substantially equal installments on each monthly anniversary of the vesting commencement date over four years, subject to continuous service through each such date.

(2)
Subject to four year vesting, where 25% of the shares subject to the option vests on the first anniversary of the vesting commencement date and the remaining shares subject to the option vests in substantially equal monthly installments thereafter for the next 36 months, subject to continuous service through each such date.

Options Exercised and Stock Vested
There were no exercises of options during fiscal 2013 by any of the named executive officers. None of our named executive officers held stock awards during fiscal 2013.

Pension Benefits and Nonqualified Deferred Compensation
We do not provide any pension or nonqualified deferred compensation benefits to our named executive officers.
Transcept Employment and Severance Agreements

We entered into Change of Control and Severance Benefits Agreements with each of our named executive officers, which we amended and restated in 2013. Each of these agreements provides for the executive officer to remain an at-will employee, expires in 2017, and contains provisions that allow for the timing of payments under the agreements to be altered in order to prevent certain adverse tax consequences under Section 409A of the Internal Revenue Code of 1986.
Definitions
“Cause” under these agreements means any one or more of the following:

•	conviction of (or pleading guilty or no contest to) any felony or any crime involving moral turpitude;

•	participation in any material fraud, material act of dishonesty, or other act of intentional and material misconduct against Transcept;

•	intentionally damaging or willfully misappropriating any property of Transcept that in any case has a material adverse effect on us;

•	materially breaching any fiduciary, statutory, or contractual duty owed to us;

•	regularly and materially failing to diligently and successfully perform the executive’s duties;

•	failing to cooperate with us in any investigation or proceeding by any governmental or similar authority or as otherwise authorized by the Board of Directors or a committee thereof; and

•	being found liable in an SEC action and/or being disqualified by the SEC from serving in an executive role.
“Good Reason” under these agreements means that the executive resigns his or her role with us if one of the following has taken place without the executive’s consent, has not been cured within 30 days of the executive providing written notice to our Board of Directors, and the executive’s resignation is effective within 60 days after expiration of the 30-day cure period:

•	there is a material reduction in the executive’s base annual salary;

•
there is a material change in the executive’s position or responsibilities (including the person or persons to whom the executive has reporting responsibilities) that represents an adverse change from the executive’s position or responsibilities from those in effect at any time within 90 days preceding the change of control; provided, however, that a change of control which results in the subsequent conversion of Transcept to a division or unit of the acquiring corporation will not by itself result in a material reduction in the executive’s level of responsibility;

•	the executive is required to relocate his or her principal place of employment to a facility or location that would increase the executive’s one-way commute distance by more than 35 miles;

•	we materially breach our obligations under any then-effective employment agreement with the executive; and

•	an acquirer, successor or assignee of Transcept fails to assume and perform, in any material respect, our obligations under the employment agreement.
“Change of Control” under these agreements means:

•
a transaction or series of transactions (other than a public offering through a registration statement filed with the SEC) whereby any person or persons directly or indirectly acquires beneficial ownership of securities of Transcept possessing more than 50% of the total combined voting power of our securities outstanding immediately after such acquisition; or

•
any period of two consecutive years during which individuals who constitute a majority of our Board of Directors at the beginning of such two year period, together with any new directors whose election by the Board or nomination for election by our stockholders was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of the two-year period or whose election or nomination for election was previously so approved, cease for any reason to constitute a majority of the Board; or

•
the consummation by us of a merger, consolidation, reorganization, business combination, sale or disposition of all or substantially all of our assets in a single transaction or series of related transactions, or the acquisition of assets or stock of another entity, in each case other than in a transaction:

▪
which results in the voting securities of Transcept outstanding immediately before the transaction continuing to represent at least a majority of the combined voting power of the successor entity’s outstanding voting securities immediately after the transaction; and

▪
after which no person or group beneficially owns voting securities representing 50% or more of the combined voting power of the successor entity, not including such persons who prior to consummation of the transaction owned enough securities to represent 50% of the voting securities of the successor entity following consummation of the transaction; or

•	Our stockholders approve a liquidation or dissolution of Transcept.

Material Severance Terms Pertaining to Named Executive Officers

Set forth below are descriptions of material severance terms pertaining to our named executive officers.
Glenn A. Oclassen
In the event that we terminate Mr. Oclassen’s employment without Cause or Mr. Oclassen resigns for Good Reason, in either case within 12 months after a Change of Control, Mr. Oclassen will receive, subject to Mr. Oclassen executing and not revoking a general release of claims against the Company and its affiliates within 60 days following the termination date, a single lump sum severance payment equal to his then-effective annual salary, continued payment of premiums for group health benefits until the earlier of 12 months after termination or the date upon which Mr. Oclassen and his eligible dependents become covered under similar plans, and the vesting of 100% of Mr. Oclassen’s then-outstanding unvested equity awards. Additionally, options designated by the Board or the Board's Compensation Committee as being eligible for extended exercisability shall remain exercisable until the earlier of (i) the third anniversary of his termination date or (ii) the original expiration date of the applicable option.

In the event that we terminate Mr. Oclassen’s employment without Cause other than within 12 months after a Change of Control, Mr. Oclassen will receive, subject to Mr. Oclassen executing and not revoking a general release of claims against the Company and its affiliates within 60 days following the termination date, a single lump sum severance payment equal to 1.5 times his then-effective annual salary and continued payment of premiums for group health benefits until the earlier of 18 months after termination or the date upon which Mr. Oclassen and his eligible dependents become covered under similar plans.
Nikhilesh N. Singh
In the event that we terminate Dr. Singh’s employment without Cause or Dr. Singh resigns for Good Reason, in either case within 12 months after a Change of Control, Dr. Singh will receive, subject to Dr. Singh executing and not revoking a general release of claims against the Company and its affiliates within 60 days following the termination date, a single lump sum severance payment equal to 1.5 times his then-effective annual salary, continued payment of premiums for group health benefits until the earlier of 18 months after termination or the date upon which Dr. Singh and his eligible dependents become covered under similar plans, and the vesting of 100% of Dr. Singh’s then-outstanding unvested equity awards. Additionally, options designated by the Board or the Board's Compensation Committee as being eligible for extended exercisability shall remain exercisable until the earlier of (i) the third anniversary of his termination date or (ii) the original expiration date of the applicable option.

In the event that we terminate Dr. Singh’s employment without Cause other than within 12 months after a Change of Control, Dr. Singh will receive, subject to Dr. Singh executing and not revoking a general release of claims against the Company and its affiliates within 60 days following the termination date, a single lump sum severance payment equal to his then-effective annual salary and continued payment of premiums for group health benefits until the earlier of 12 months after termination or the date upon which Dr. Singh and his eligible dependents become covered under similar plans.
John A. Kollins
In the event that the Company terminates Mr. Kollins’ employment without Cause or Mr. Kollins resigns for Good Reason, in either case within 12 months of a Change of Control, Mr. Kollins will receive, subject to Mr. Kollins executing and not revoking a general release of claims against the Company and its affiliates within 60 days following the termination date, a single lump sum severance payment equal to 1.5 times his then-effective annual salary, continued payment of premiums for group health benefits until the earlier of 18 months after termination or the date upon which Mr. Kollins and his eligible dependents become covered under similar plans, and the vesting of 100% of Mr. Kollins’ then-outstanding unvested equity awards. Additionally, options designated by the Board or the Board's Compensation Committee as being eligible for extended exercisability shall remain exercisable until the earlier of (i) the third anniversary of his termination date or (b) the original expiration date of the applicable option.

In the event that the Company terminates Mr. Kollins’ employment without Cause other than within 12 months after a Change of Control, Mr. Kollins will receive, subject to Mr. Kollins executing and not revoking a general release of claims against the Company and its affiliates within 60 days following the termination date, a single lump sum severance payment equal to his then-effective annual salary and continued payment of premiums for group health benefits until the earlier of 12 months after termination or the date upon which Mr. Kollins and his eligible dependents become covered under similar plans.
Leone D. Patterson
In the event that the Company terminates Ms. Patterson’s employment without Cause or Ms. Patterson resigns for Good Reason, in either case within 12 months of a Change of Control, Ms. Patterson will receive, subject to Ms. Patterson executing and not revoking a general release of claims against the Company and its affiliates within 60 days following the termination date, a single lump sum severance payment equal to 1.5 times her then-effective annual salary, continued payment of premiums for group health benefits until the earlier of 18 months after termination or the date upon which Ms. Patterson and her eligible dependents become covered under similar plans, and the vesting of 100% of Ms. Patterson’s then-outstanding unvested equity awards. Additionally, options designated by the Board or the Board's Compensation Committee as being eligible for extended exercisability shall remain exercisable until the earlier of (i) the third anniversary of her termination date or (b) the original expiration date of the applicable option.

In the event that the Company terminates Ms. Patterson’s employment without Cause other than within 12 months after a Change of Control, Ms. Patterson will receive, subject to Ms. Patterson executing and not revoking a general release of claims against the Company and its affiliates within 60 days following the termination date, a single lump sum severance payment equal to her then-effective annual salary and continued payment of premiums for group health benefits until the earlier of 12 months after termination or the date upon which Ms. Patterson and her eligible dependents become covered under similar plans.
Thomas P. Soloway
The Company entered into a consulting agreement with Mr. Soloway under which the Company shall pay Mr. Soloway a monthly retainer of $12,000 for 4 months after Mr. Soloway's termination date of December 31, 2013 for certain consulting and transitional services. In addition, the Company accelerated by one year the vesting for all unvested stock options outstanding for Mr. Soloway and provided him an exercise period of twelve months from his termination date of December 31, 2013.

Potential Payments upon Termination
Within Twelve Months After a Change of Control
Based upon a hypothetical termination date of December 31, 2013, assuming that the above-described Change of Control and Severance Benefits Agreements were in place as of such date, and that the named executive officers were terminated without Cause or resigned their positions for Good Reason within 12 months after a Change of Control of Transcept, our named executive officers would have been entitled to the following payments and benefits:

	Lump Sum Salary -	Accelerated Vesting of	Maximum Continued	Value of Extended
	Based Severance	Unvested Equity	Payment of COBRA	Exercise Period on
Name	Payment (1) ($)	Awards (2) ($)	Premiums (3) ($)	Specific Grants (4) ($)	Total ($)

Glenn A. Oclassen	560,000	86,672	19,068	89,820	755,560
Nikhilesh N. Singh, Ph.D.	525,000	44,299	36,631	45,905	651,835
John A. Kollins	510,000	44,299	36,631	45,905	636,835
Leone D. Patterson	472,500	44,299	13,198	45,905	575,902

(1)	Represents Mr. Oclassen’s annual base salary for 2013, and 1.5 times Dr. Singh’s, Mr. Kollins' and Ms. Patterson's annual base salaries for fiscal year 2013.

(2)
Represents the excess, if any, of $3.36, which was the most recent closing price of our Common Stock on December 31, 2013, over the option exercise price with respect to all unvested options held by each named executive officer as of the date hereof.

(3)	Represents continued payments of monthly health premiums for 12 months for Mr. Oclassen, and 18 months for Dr. Singh, Mr. Kollins and Ms. Patterson.

(4)
Represents the difference in the Black-Scholes value of options eligible for an extended exercise period of three years upon a Change of Control. Assumptions used in calculating the valuation of option awards are described in Note 11 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013.

Other Than Within Twelve Months After a Change of Control
Based upon a hypothetical termination date of December 31, 2013, assuming that the above-described Change of Control and Severance Benefits Agreements were in place as of such date, and that the named executive officers were terminated without Cause other than within 12 months of a Change of Control of Transcept, our named executive officers would have been entitled to the following payments and benefits:

	Lump Sum Salary -	Maximum Continued
	Based Severance	Payment of COBRA
Name	Payment (1) ($)	Premiums (2) ($)	Total ($)

Glenn A. Oclassen	840,000	28,603	868,603
Nikhilesh N. Singh, Ph.D.	350,000	24,421	374,421
John A. Kollins	340,000	24,421	364,421
Leone D. Patterson	315,000	8,799	323,799

(1)	Represents 1.5 times Mr. Oclassen’s annual base salary for 2013 and the annual base salaries for 2013 for each of Dr. Singh, Mr. Kollins and Ms. Patterson.

(2)	Represents continued payments of monthly health premiums for 18 months for Mr. Oclassen and 12 months for Dr. Singh, Mr. Kollins and Ms. Patterson.
As noted above, the Company entered into a consulting agreement with Mr. Soloway under which the Company shall pay Mr. Soloway a monthly retainer of $12,000 for 4 months after Mr. Soloway's termination date of December 31, 2013 for certain consulting and transitional services. In addition, the Company accelerated by one year the vesting for all unvested stock options outstanding for Mr. Soloway and provided him an exercise period of twelve months from his termination date of December 31, 2013. Total compensation to be received under this contract is $48,000 and the value of the stock option modification was approximately $63,000. Assumptions used in calculating the valuation of the option modification are described in Note 11 to the Financial Statements in our Annual Report on Form 10-K.

DIRECTOR COMPENSATION
2013 Director Compensation
The following table sets forth, for the year ended December 31, 2013, a summary of compensation for all non-employee directors:

	Fees Earned	Option
	or Paid in	Awards (1)		Total
	Cash ($)	($)		($)
Thomas J. Dietz	33,261	174,167	(2)	207,428
Christopher B. Ehrlich	58,000	91,979	(3)	149,979
Thomas D. Kiley	96,000	47,959	(4)	143,959
Matthew M. Loar	1,739	55,103	(5)	56,842
Jake R. Nunn	45,000	47,959	(4)	92,959
G. Kirk Raab	201,000	222,031	(6)	423,031
Frederick J. Ruegsegger	59,000	47,959	(7)	106,959

(1)
The amounts in this column represent the grant date fair value of options awarded by us during 2013 or the fair value of option modification, if any, computed in accordance with ASC Topic 718. Assumptions used in calculating the valuation of option awards are described in Note 11 to the Financial Statements in our Annual Report on Form 10-K for the year ended December 31, 2013, incorporated herein by reference.

(2)	Dr. Dietz had options to purchase 45,000 shares of our Common Stock outstanding at December 31, 2013, with exercise prices ranging between $4.76 and $6.07 per share, of which 22,221 were exercisable.

(3)
Mr. Ehrlich had options to purchase 56,900 shares of our Common Stock outstanding at December 31, 2013 with exercise prices ranging between $4.50 and $8.85 per share, all of which were exercisable. All of Mr. Ehrlich's outstanding options became fully vested upon termination on December 31, 2013.

(4)
Messrs. Kiley and Nunn each had options to purchase 43,400 shares of our Common Stock outstanding at December 31, 2013, with exercise prices ranging between $4.50 and $8.85 per share, of which 42,275 were exercisable.

(5)	Mr. Loar had options to purchase 25,000 shares of our Common Stock outstanding at December 31, 2013, with exercise prices of $3.30 per share, none of which were exercisable.

(6)	Mr. Raab had options to purchase 188,000 shares of our Common Stock outstanding at December 31, 2013, with exercise prices ranging between $4.50 and $8.21 per share, of which 106,092 were exercisable.

(7)
Mr. Ruegsegger had options to purchase an aggregate of 47,400 shares of our Common Stock outstanding at December 31, 2013, with exercise prices ranging between $4.14 and $14.00 per share, of which 46,275 were exercisable.

Director Compensation Plans
Cash Compensation
In June 2010, the Board of Directors approved the Second Amended and Restated Independent Director Cash Compensation Policy for non-employee directors, which amended our Amended and Restated Independent Director Cash Compensation Policy adopted in February 2009. The Second Amended and Restated Independent Director Cash Compensation Policy provides for payment of $40,000 per year for service as a director in addition to the following:

•	$16,000 per year for service as chairperson of the Audit Committee;

•	$12,000 per year for service as chairperson of the Compensation Committee;

•	$6,000 per year for service as chairperson of the Nominating and Corporate Governance Committee;

•	$6,000 per year for service as a non-chairperson member of the Audit Committee;

•	$5,000 per year for service as a non-chairperson member of the Compensation Committee; and

•	$3,000 per year for service as a non-chairperson member of the Nominating and Corporate Governance Committee.

No director who also serves as an employee of Transcept, currently only Mr. Oclassen, receives compensation for services rendered as a director.

The Board of Directors has also approved additional annual cash compensation to Messrs. Raab and Kiley of $150,000 and $50,000, respectively, for their anticipated contributions to Transcept as Chairman of the Board of Directors and Board advisor to us on intellectual property matters, respectively. We also reimburse non-employee directors for reasonable out-of-pocket expenses incurred in attending meetings of the Board of Directors or any committee of the Board of Directors.
On November 13, 2013, we announced a corporate restructuring plan, which included a restructuring of our Board and reduction in compensation to certain directors. In connection with this restructuring, effective December 31, 2013, Mr. Oclassen replaced Mr. Raab as Chairman of the Board, and Mr. Raab began serving instead as Lead Independent Director. Mr. Raab’s annual cash compensation decreased by $150,000, offset by $10,000 for his service as Lead Independent Director. Mr. Oclassen will not receive compensation for his service as Chairman of the Board. In addition, Mr. Ehrlich resigned from the Board, effective December 31, 2013 and Mr. Kiley's additional cash compensation as a Board advisor for intellectual property matters was decreased to zero, effective December 31, 2013.
Equity Compensation
In June 2010, we replaced the Amended and Restated Independent Director Equity Compensation Policy with the Second Amended and Restated Independent Director Equity Compensation Policy.
Pursuant to the Second Amended and Restated Independent Director Equity Compensation Policy, which went into effect in June 2010, non-employee directors are granted the following initial and annual, automatic, non-discretionary nonqualified stock options to purchase shares of Common Stock:

•
Each new non-employee director receives an automatic grant for an option to purchase 10,000 shares of Common Stock as of the date he or she first becomes a non-employee director that vests in equal monthly installments over three years, subject to the director’s continuous service through each vesting date. Effective April 2013, the Board of Directors approved the Fourth Amended and Restated Independent Director Equity Compensation Policy to increase the number of shares covered by the initial automatic option grant to 25,000 beginning in 2013.

•
A non-employee director who is first appointed Chairman of the Board of Directors also receives an additional automatic option grant to purchase such number of shares of Common Stock as the Board shall determine as of the date he or she becomes Chairman of the Board of Directors that vests in equal monthly installments over three years, subject to the director’s continuous service through each vesting date.

•
On the date of the first regularly scheduled Compensation Committee meeting of each year commencing in 2011, each individual who continues to serve as a non-employee director on such date receives an automatic option grant to purchase 7,000 shares of Common Stock, provided that such individual has served as a non-employee director of Transcept for at least six months. This option vests in equal monthly installments over 12 months following the date of grant, subject to the director’s continuous service through each vesting date. Effective January 2013, the Board of Directors approved the Third Amended and Restated Independent Director Equity Compensation Policy to increase the number of shares covered by the automatic option grant to 13,500, beginning in 2013.

•
On the date of the first regularly scheduled Compensation Committee meeting of each year commencing in 2011, each non-employee director serving as Chairman of the Board of Directors who continues to serve as Chairman of the Board of Directors on such date also receives an automatic option grant to purchase such number of shares of Common Stock as the Board shall determine, provided that such individual has served as Chairman of the Board of Directors for at least six months. This option vests in equal monthly installments over 48 months following the date of grant, subject to the director’s continuous service through each vesting date.

The exercise price of each option granted to a non-employee director under the above independent director equity compensation policies is equal to the closing trading price of our Common Stock on the date of grant, or the last trading day immediately preceding the date of grant if the date of grant is not a trading day, of the shares of Common Stock covered by the option. Options have a maximum term of 10 years measured from the grant date, subject to termination in the event of the optionee’s cessation of board service.
The independent director equity compensation policy provides that an optionee has a 12-month period following a cessation of board service, other than due to a termination for cause, in which to exercise any outstanding vested options issued under such policy, and except in the case of a director’s retirement provided the director has reached the age of 62, in which case the options will be exercisable for an 18-month period following the director’s retirement. Options granted to non-employee directors under the above plans will fully vest and become immediately exercisable upon a change of control of Transcept. In addition, options held by any director who retires while serving as a member of the board after reaching the age of 62 will fully vest and become immediately exercisable upon such director’s retirement.

RELATED PARTY TRANSACTIONS
AND OTHER MATTERS
Review, Approval or Ratification of Transactions with Related Persons
Pursuant to the Audit Committee charter, our policy is for the Audit Committee to review and approve any transaction, arrangement or relationship, or any series of similar transactions, arrangements or relationships in which we are to be a participant, the amount involved exceeds $120,000 and a related person had or will have a direct or indirect material interest. We have not adopted specific standards for approval of these transactions, but instead the Audit Committee reviews each such transaction on a case-by-case basis.
Transactions with Related Persons
We entered into indemnification agreements with each of our directors and officers, which provide for the advancement of expenses under certain conditions and require us to indemnify its directors and officers to the fullest extent permitted by Delaware law.
Section 16(a) Beneficial Ownership Reporting Compliance
Section 16(a) of the Exchange Act requires our officers and directors, and persons who own more than ten percent of a registered class of our equity securities, to file reports of ownership and changes in ownership with the SEC. Such officers, directors and ten-percent stockholders are also required by SEC rules to furnish us with copies of all forms that they file pursuant to Section 16(a). Based on our review of the copies of such forms received by it and written representations from certain reporting persons, we believe that during fiscal 2013, our executive officers, directors and ten-percent stockholders complied with all other applicable filing requirements.
Householding of Proxy Materials
The SEC has adopted rules that permit companies and intermediaries to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more stockholders sharing the same address by delivering a single proxy statement addressed to those stockholders. This process, which is commonly referred to as “householding,” potentially means extra convenience for stockholders and cost savings for companies.
Broadridge Financial Solutions, Inc. may be “householding” our proxy materials. A single proxy statement may be delivered to multiple stockholders sharing an address unless contrary instructions have been received from the affected stockholders. “Householding” will continue until you are notified otherwise or until you notify Broadridge or us that you no longer wish to participate in “householding.”
If, at any time, you no longer wish to participate in “householding” and would prefer to receive a separate proxy statement and annual report, you may (1) notify Broadridge, (2) direct your written request to: Transcept Pharmaceuticals, Inc., 1003 West Cutting Blvd., Suite 110, Point Richmond, California 94804, Attention: Investor Relations or (3) contact our Investor Relations department by telephone at (510) 215-3500. Stockholders who currently receive multiple copies of the proxy statement at their address and would like to request “householding” of their communications should contact Broadridge. In addition, we will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a stockholder at a shared address to which a single copy of the documents was delivered.
Other Matters
We know of no other matters to be submitted to the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed proxy form may vote the shares in their own discretion.
THE BOARD OF DIRECTORS

Dated: May 27, 2014

TRANSCEPT PHARMACEUTICALS, INC.

The undersigned stockholder of Transcept Pharmaceuticals, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of 2014 Annual Meeting of Stockholders and Proxy Statement each dated May 27, 2014 and hereby appoints Leone D. Patterson as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2014 Annual Meeting of Stockholders of Transcept Pharmaceuticals, Inc. to be held on July 1, 2014 at 8:30 a.m. PDT at 1003 W. Cutting Blvd, Suite 110, Point Richmond, California 94804 and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below.

(Continued, and to be marked, dated and signed, on the other side)

ANNUAL MEETING OF STOCKHOLDERS OF

TRANSCEPT PHARMACEUTICALS, INC.

July 1, 2014

GO GREEN

e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via www.amstock.com to enjoy online access.

NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIAL

The Notice of Meeting, proxy statement and proxy card are available at http://ir.transcept.com/annual-proxy.cfm

Please sign, date and mail your proxy card in the envelope provided as soon as possible.

↓ Please detach along perforated line and mail in the envelope provided. ↓

20330000000000000000 9 060413

THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE ELECTION OF DIRECTORS, AND "FOR" PROPOSALS 2, 3 and 4. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE ☒

1. Election of the three (3) Class II Directors to serve for a three-year term.

NOMINEES:

☐ FOR ALL NOMINEES

☐ WITHHOLD AUTHORITY FOR ALL NOMINEES

☐ FOR ALL EXCEPT (See instructions below)

- ○ Matthew M. Loar
- ○ Jake R. Nunn
- ○ Glenn A. Oclassen

INSTRUCTIONS: To withhold authority to vote for any individual nominee(s), mark **"FOR ALL EXCEPT"** and fill in the circle next to each nominee you wish to withhold, as shown here: ●

To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. ☐

	FOR	AGAINST	ABSTAIN
2. To ratify the appointment of Ernst & Young LLP as the independent registered public accounting firm for Transcept Pharmaceuticals, Inc. for the fiscal year ending December 31, 2014.	☐	☐	☐
3. To approve the Tax Benefit Preservation Plan.	☐	☐	☐
4. An advisory vote to approve executive compensation.	☐	☐	☐

This proxy will be voted as directed or, if no contrary direction is indicated, will be voted as follows: (1) for election of the nominated Class II Directors; (2) for the ratification of the appointment of Ernst & Young LLP; (3) for approval of the Tax Benefit Preservation Plan; (4) for the advisory resolution to approve executive compensation; and as the proxy holders deem advisable on such other matters that are properly brought before the meeting.

Signature of Stockholder ________ Date: ________ Signature of Stockholder ________ Date: ________

Note: Please sign exactly as your name or names appear on this proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.